UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Lydall, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING

To: The Owners of Lydall, Inc. Common Stock

You are cordially invited to attend the Annual Meeting of Stockholders.

Location:	Hilton Hartford, Nathan Hale Room, 315 Trumbull Street, Hartford, CT 06103

Date:	April 29, 2011

Time:	9:00 a.m.

The Annual Meeting of Stockholders will be held for the purposes of:

1.	Electing the eight nominees named in the proxy statement to serve as Directors until the next Annual Meeting of Stockholders to be held in 2012 and until their successors are elected and qualified;

2.	Holding an advisory vote on executive compensation;

3.	Holding an advisory vote on the frequency of future advisory votes on executive compensation;

4.	Ratifying the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2011; and

5.	Transacting any other business that may properly come before the meeting.

All stockholders are invited to attend the meeting. However, whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to vote promptly and submit your proxy by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you decide to attend the Annual Meeting of Stockholders, you have the right to vote in person even if you have previously submitted your proxy. If you hold your stock in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Sincerely,

Paul G. Igoe
Vice President, General Counsel and Corporate Secretary

Manchester, CT

March 18, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2011.

This Proxy Statement, along with the Lydall, Inc. 2010 Annual Report and Form 10-K,

are available free of charge on our website at:

www.lydall.com and by clicking on Investor Relations

PROXY STATEMENT

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PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement of Lydall, Inc. (“Lydall” or the “Company” or “us” or “our”), a Delaware corporation, is being mailed or otherwise furnished to stockholders on or about March 18, 2011 in connection with the solicitation by the Board of Directors (the “Board”) of Lydall of proxies to be voted at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on April 29, 2011, at 9:00 a.m. at the Hilton Hartford, Nathan Hale Room, 315 Trumbull Street, Hartford, CT 06103.

At the Annual Meeting, the stockholders will consider and vote upon the following proposals put forth by the Board:

1.    To elect the eight nominees named in the proxy statement to serve as Directors until the next Annual Meeting of Stockholders to be held in 2012 and until their successors are elected and qualified;

2.    To hold an advisory vote on executive compensation;

3.    To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

4.    To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2011.

The Board recommends that you vote “FOR” the nominees for the Board of Directors named in the proxy, “FOR” the advisory vote on executive compensation, for a “1 YEAR” frequency of future advisory votes on executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

The Board knows of no other matter to be presented at the Annual Meeting and the deadline for stockholders to submit proposals or nominations has passed. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted in accordance with the judgment of those officers named as proxies and in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions as described in “Options for Voting”. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

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Options for Voting

If you hold shares in your own name, you may vote as follows:

1. Telephone.  To vote by telephone, please follow the instructions on the enclosed proxy card. If you vote by telephone, it is not necessary to mail your proxy card.

2. Internet.  To vote on the Internet, please follow the instructions on the enclosed proxy card. If you vote by Internet, it is not necessary to mail your proxy card.

3. Mail.  To vote by mail, please complete, sign and mail the proxy card in the enclosed prepaid envelope.

4. In Person.  If you wish to vote in person, written ballots will be available at the meeting.

We would appreciate your vote as soon as possible for use at the Annual Meeting or at any adjournments of the Annual Meeting. Properly executed proxies received by Lydall’s Corporate Secretary before the meeting will be voted as directed unless revoked. A proxy may be revoked at any time before it is exercised by: (a) notifying Lydall’s Corporate Secretary in writing; (b) delivering a proxy with a later date; or (c) attending the meeting and voting in person.

Unless you indicate otherwise, shares represented by proxies properly voted by telephone, over the Internet or signed and returned to the Company will be voted “FOR” the nominees for the Board of Directors named in the proxy, “FOR” the advisory vote on executive compensation, for a “1 YEAR” frequency of future advisory votes on executive compensation, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

If you hold your shares in “street name” (i.e., in a brokerage account), you should follow the voting instructions provided by your bank, broker or other nominee, including any instructions provided regarding your ability to vote by telephone or through the Internet. Please note that, if you hold your shares in street name, in order to vote in person at the Annual Meeting, you must request a proxy from your broker.

Voting Mechanics

With respect to Proposal 1, the election of Directors, a stockholder may cast a vote for all nominees, withhold authority to vote for all nominees or withhold authority to vote for any individual nominee. With respect to Proposal 3, the frequency of future advisory votes on executive compensation, a stockholder may cast a vote for the frequency option of every 1 year, or every 2 years, or every 3 years, or abstain from voting. With respect to Proposals 2 and 4, a stockholder may cast a vote for or against the proposal or abstain from voting.

A majority in interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting.

Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules consider the ratification of the appointment of the Company’s independent auditors (Proposal 4) to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you. When a proposal is not a routine matter, such as the election of directors (Proposal 1), the advisory vote on executive compensation, also known as a “Say-on-Pay” proposal (Proposal 2), and the advisory vote

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on the frequency of future advisory votes on executive compensation (Proposal 3), and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called broker “non-votes.”

With respect to Proposal 1, under the Company’s Bylaws, Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the meeting. As discussed below in “Majority Voting Policy for Election of Directors”, the Company also maintains a policy requiring an incumbent Director to tender his or her resignation in uncontested elections if the Director does not receive a majority of the votes cast.

Proposal 2, the Say-on-Pay proposal, represents an advisory vote and the results will not be binding on the Board or the Company. Under the Company’s Bylaws, the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote and voting on the matter will constitute the stockholders’ approval with respect to this non-binding advisory proposal. The Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 3, the proposal on the frequency of future advisory votes on executive compensation, represents an advisory vote and the results will not be binding on the Board or the Company. Under the Company’s Bylaws, the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote and voting on the matter in favor of one of the three frequency options will constitute the stockholders’ approval with respect to that frequency under this non-binding advisory proposal. If none of the frequency options receives the vote of such a majority, the Board will consider the frequency option receiving the greatest number of votes cast as the stockholders’ preference with respect to this non-binding advisory proposal. The Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the frequency of advisory votes on executive compensation.

With respect to Proposal 4, the ratification of the appointment of independent auditors, under the Company’s Bylaws, the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote and voting on the matter will constitute the stockholders’ approval.

With respect to Proposals 2, 3 and 4, abstentions and broker “non-votes” are not considered to have been voted on such matters and have the practical effect of reducing the number of affirmative votes required under the Company’s Bylaws to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

Majority Voting Policy for Election of Directors

Our Board has adopted a majority voting policy with respect to the election of Directors, which is set forth in the Corporate Governance Guidelines of the Company. The majority voting policy applies only to uncontested elections for Directors (i.e., elections in which the number of nominees does not exceed the number of Directors to be elected) and requires an incumbent Director nominee to tender his or her resignation if he or she does not receive the favorable vote of at least a majority of the votes cast at any meeting for the election of Directors at which a quorum is present and no successor has been elected in his or her place. For purposes of this policy, a majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of the votes cast with respect to that Director’s election. Votes cast include votes to withhold authority in each case and exclude abstentions and broker non-votes with respect to that Director’s election.

The Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation,

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and publicly disclose (by press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that they consider appropriate and relevant. The Director who has tendered his or her resignation in accordance with this policy may not participate in the consideration of such tendered resignation by either the Corporate Governance Committee or the Board.

If an incumbent Director’s resignation is not accepted by the Board, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board, the Board, in its sole discretion, may fill the resulting vacancy or otherwise take action pursuant to the applicable provisions of the Company’s Bylaws and the Company’s Restated Certificate of Incorporation, in effect at such time.

Cost of Solicitation

All costs of solicitation of proxies will be borne by the Company. Other costs anticipated are those ordinarily incurred in connection with the preparation and mailing of proxy material. In addition to solicitations by mail, the Company’s Directors, officers and other employees, without additional remuneration, may solicit proxies by telephone and in person.

Eligibility to Vote

Only holders of record of Lydall’s Common Stock, par value $.10 per share (“Common Stock”), at the close of business on March 1, 2011 (the “Record Date”) are entitled to vote at this Annual Meeting and any adjournment thereof. As of the Record Date, there were 17,155,446 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote per share.

Obtaining Copies

An Annual Report on Form 10-K containing financial statements for the fiscal year ended December 31, 2010, has been mailed to the stockholders with this proxy statement. This proxy statement, the Annual Report, a letter to the stockholders and the accompanying proxy were first mailed to stockholders on or about March 18, 2011. Additionally, copies of the Company’s 2010 Annual Report may be printed from www.lydall.com or will be provided without charge, upon request. Requests may be directed to the Company at Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: Vice President, General Counsel and Corporate Secretary.

PROPOSAL 1 – ELECTION OF DIRECTORS

The current term of office of all of the Company’s Directors expires at the 2011 Annual Meeting and when their successors are duly elected and qualified. The Corporate Governance Committee of the Board has nominated Dale G. Barnhart, Kathleen Burdett, W. Leslie Duffy, Matthew T. Farrell, Marc T. Giles, William D. Gurley, Suzanne Hammett, and S. Carl Soderstrom, Jr. for election as Directors of the Company for a term of one year, until the 2012 Annual Meeting and until their successors are duly elected and qualified. Each nominee is currently serving as a Director of the Company, and each nominee has consented to serve if elected. If any nominee becomes unavailable to serve as a Director before the Annual Meeting, the Corporate Governance Committee may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Corporate Governance Committee.

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The only nominee for Director who is a current employee of the Company is its President and Chief Executive Officer, Dale G. Barnhart. The Corporate Governance Guidelines of the Company specify that at least a majority of the members of the Board, as well as all of the members of the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee, shall be “independent” within the meaning of the Corporate Governance Listing Standards of the New York Stock Exchange (the “NYSE Standards”). The Corporate Governance Committee has determined that all nominees (other than Mr. Barnhart) are “independent” within the meaning of the NYSE Standards. There are no family relationships between any Director, nominee for Director or executive officer of the Company.

Under the Restated Certificate of Incorporation of the Company, the Board is empowered to establish the number of Directorships between three and fifteen. The Board has currently fixed the number of Directorships at eight.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote only for the Director nominees designated by the Corporate Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL PERSONS NOMINATED BY THE CORPORATE GOVERNANCE COMMITTEE AS DIRECTORS OF THE COMPANY.

Biographical Information

Set forth below is certain biographical information pertaining to each nominee for election as a Director of the Company, including his or her principal occupation and other business affiliations. Please refer to “Qualifications of Nominees” below for a further discussion of the specific experience, qualifications, attributes and skills of each nominee that the Committee took into account when making its nominations.

Dale G. Barnhart, 58, is the President and Chief Executive Officer of Lydall, a position he assumed on August 27, 2007. Prior to joining Lydall’s management, Mr. Barnhart was the Chief Executive Officer of Synventive Molding Solutions from March 2005 to August 2007. Synventive is a provider of hot runner systems, machine nozzles, temperature controllers and sprue bushings for the injection molding industry. Previous to Synventive Molding Solutions, Mr. Barnhart was a consultant working with two private equity groups. From 2000 to 2003, he was President of Invensys Climate Control, a $1.2 billion global business unit providing products and services to the heating, ventilating and air conditioning and commercial refrigeration markets. Mr. Barnhart became a Director in October 2007.

Kathleen Burdett, 55, was the Vice President and Chief Financial Officer of the former Dexter Corporation from 1994 until its merger with Invitrogen Corporation in 2000, after which she served as a consultant to Invitrogen through her retirement in 2002. She served as the Controller and Principal Accounting Officer of the former Dexter Corporation from 1987 to 1994. Dexter developed and manufactured nonwovens products primarily used in the food packaging, medical, and hygiene markets, specialty polymers primarily used in the aerospace and electronics markets and precise, reproducible biological, and biochemical products used for applications in the life sciences industry through its majority owned Life Technologies, Inc. subsidiary. Ms. Burdett was a member of the Board of Directors of Life Technologies, Inc. from 1995 through 2000 where she chaired the Audit Committee and served as a member of the Executive and Compensation Committees. Ms. Burdett was appointed to the Lydall Board of Directors in June 2003. Ms. Burdett serves as Chair of the Audit Review Committee and is a member of the Corporate Governance Committee.

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W. Leslie Duffy, Esq., 71, is the Chairman of the Board of Lydall and is Senior Counsel in the law firm of Cahill Gordon & Reindel LLP. He has been with that law firm since 1965. He has been a Lydall Director since 1992. Mr. Duffy served as Chair of the Corporate Governance Committee and as a member of the Compensation Committee until his appointment as Chairman of the Board in August 2004. He now serves as a member of the Corporate Governance Committee.

Matthew T. Farrell, 54, is the Executive Vice President Finance and Chief Financial Officer of Church & Dwight Co., Inc., which manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER® brand name and other well-known trademarks. He has held that position since September 2006. Mr. Farrell began his career with KPMG Peat Marwick LLP. He was named an audit partner in 1989. He joined AlliedSignal in 1994 as Director, Corporate Audit, and in 1996, he was appointed Chief Financial Officer of the Specialty Chemicals business. In 2000, Mr. Farrell joined Ingersoll-Rand as Vice President, Investor Relations and Communications and was a member of Ingersoll-Rand’s enterprise leadership team. In 2002, he joined Alpharma, Inc., a specialty pharmaceutical company, as Executive Vice President and Chief Financial Officer. He was appointed to the Lydall Board in August 2003. Mr. Farrell serves as a member of the Audit Review and the Compensation Committees.

Marc T. Giles, 55, is the President and Chief Executive Officer of Gerber Scientific, Inc., a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries. He has held that position since November 2001. He joined Gerber Scientific, Inc. as Senior Vice President and President of its subsidiary Gerber Technology, Inc. in November 2000. Prior to joining Gerber Scientific, he served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management over the course of 12 years with FMC Corp., a manufacturer of machinery and chemicals. Mr. Giles had been with Norton Co. serving in various sales, marketing and business development roles before joining FMC Corp. Mr. Giles joined the Lydall Board in 2008 and he serves as a member of the Compensation and Corporate Governance Committees.

William D. Gurley, 62, was the President and Chief Executive Officer of Stanadyne Corporation, an engine components and fuel systems manufacturer for various industries including automotive and filtration, from 1995 until his retirement in 2006. During his 21-year career with Stanadyne, he held numerous management positions within that Corporation including Executive Vice President of Marketing, Engineering and Operations. Mr. Gurley was elected as a Director of Stanadyne Corporation in 1989. Prior to joining Stanadyne, Mr. Gurley was with Garrett Corporation’s Automotive Products Division (now owned by Honeywell) and the Packard Electric Division of General Motors Corporation (now a division of Delphi). In December 2010, he completed six years as a member of the New England Advisory Council of the Federal Reserve Bank of Boston. Mr. Gurley was elected to the Lydall Board in April 2006. Mr. Gurley currently serves as Chair of the Compensation Committee and as a member of the Corporate Governance Committee.

Suzanne Hammett, 55, is the Executive Vice President and Chief Risk Officer for Capital One NA, a diversified bank that offers financial products and services to consumers, small businesses and commercial clients. She has held that position since February 2007. Prior to joining Capital One, Ms. Hammett was the Executive Vice President, Chief Risk Officer for the Radian Group Inc., a credit enhancement company, a position she began in July 2005. She is also a former Executive Vice President of J.P. Morgan Chase & Co. During her 27-year career with J.P. Morgan Chase & Co., she held numerous positions within the investment bank including Head of Credit Risk Portfolio. She was Head of Credit Risk Policy for that firm until early 2004. Ms. Hammett became a Lydall Director in January 2000. She serves as a member of the Audit Review and the Compensation Committees.

S. Carl Soderstrom, Jr., 57, was the Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc., until his retirement in 2004. During Mr. Soderstrom’s employment with ArvinMeritor, ArvinMeritor

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was a global supplier of a broad range of integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, He had been with ArvinMeritor and with predecessor companies from 1986 to 2004, and held several senior management positions in engineering, quality, and procurement. Prior to joining ArvinMeritor, Mr. Soderstrom was with General Electric Company and the ALCO Controls Division of Emerson Electric. He was appointed to the Lydall Board in June 2003. Mr. Soderstrom is the Chair of the Corporate Governance Committee and a member of the Audit Review Committee. He is a member of the FreightCar America Board of Directors, where he serves as Chairman of its Audit Committee and as a member of its Nominating and Corporate Governance Committee and as a member of its Strategy and Growth Committee, and is a member of the Westar Energy, Inc. Board of Directors, where he serves as a member of its Nominating and Governance Committee and its Finance Committee.

Nomination Process

The Corporate Governance Committee is charged with the responsibility of identifying individuals who are qualified to become Directors, consistent with criteria approved by the Board, and selecting the Director nominees for each Annual Meeting. In fulfilling its responsibility, the Corporate Governance Committee evaluates the skills and expertise needed by the Board and the skills and expertise that are possessed by current Board members. Based on this evaluation, the Corporate Governance Committee seeks to identify candidates for Board membership who have the skills and expertise needed by the Board. The Corporate Governance Committee seeks persons of the highest ethical standing and proven integrity, and with demonstrated ability and sound judgment, to serve as members of the Board.

When considering candidates for Director, the Corporate Governance Committee takes into account a number of factors, including the following criteria approved by the Board: (i) whether the candidate is independent under the NYSE Standards, the rules and regulations under the Exchange Act, and the independence standards adopted by the Board; (ii) whether the candidate has skills and expertise needed by the Board; (iii) whether the candidate has demonstrated ability and judgment; (iv) whether the candidate has prior experience as a corporate Director; (v) whether the candidate has prior public company experience; (vi) whether the candidate has prior experience in manufacturing companies; and (vii) and the extent to which the candidate has other time commitments and obligations that might interfere with his or her duties and responsibilities as a Director. All members of the Audit Review Committee must meet the additional standards for independence applicable to members of an audit committee under Section 10A(m) of the Exchange Act and the NYSE Standards and must satisfy the financial literacy requirements of the NYSE Standards. At least one member of the Audit Review Committee must be an “audit committee financial expert,” as defined under rules promulgated by the SEC. Not all Directors need to fulfill all criteria; rather, the Corporate Governance Committee seeks candidates whose skills balance or complement the skills of other Board members. No Director may sit on more than four boards of publicly-traded companies in addition to the board of the company by which he or she is employed.

The Corporate Governance Committee does not have a policy with regard to the consideration of diversity when evaluating candidates for Director. However, the Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. The Committee does not assign specific weights to particular criteria that the Committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee.

When seeking candidates for Director, the Corporate Governance Committee may solicit suggestions from incumbent Directors, management or others. In some cases, the Corporate Governance Committee has employed a search firm to identify appropriate candidates and perform screening interviews and reference checks for candidates who are then interviewed by the Corporate Governance Committee and presented to the Board if appropriate.

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Unless otherwise requested by the Corporate Governance Committee, a Director shall offer not to stand for reelection at any Annual Meeting that follows his or her seventieth birthday. In addition, a Director shall tender his or her resignation following any change in the Director’s employment status or principal position, or any other significant change in their personal circumstances. The Board may ask the Director not to resign, or may defer acceptance of the resignation. Mr. Duffy celebrated his seventy-first birthday on December 31, 2010, and, in accordance with the applicable provisions of the Company’s Corporate Governance Guidelines, he offered not to stand for re-election at the 2011 Annual Meeting. After considering Mr. Duffy’s many contributions to the Board and his specialized experience in an area of critical importance to the Company, the Corporate Governance Committee recommended to the full Board that Mr. Duffy be asked to continue to serve as a Director and Mr. Duffy agreed. The Board approved the recommendation of the Corporate Governance Committee.

Qualifications of Nominees

The Corporate Governance Committee believes the Company is well-served by its current Directors, and all such persons are willing to continue to serve as Directors. Accordingly, the Committee has nominated all incumbent Directors for re-election at the Annual Meeting.

In connection with its consideration of Director nominations for the Annual Meeting, the Corporate Governance Committee considered the factors described above under Nominating Process. In addition, the Committee determined that seven of the eight nominees for re-election are considered “independent” for purposes of the NYSE Standards and the Corporate Governance Guidelines (Mr. Barnhart, as an employee of the Company, is the sole exception). The Committee also determined that all eight nominees (including Mr. Barnhart) are free from the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of the Company’s stockholders as a whole. Each nominee also brings a unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including executive management, manufacturing, marketing, finance, legal, private equity, corporate governance and other board service. Set forth below is a brief discussion of the specific experience, qualifications, attributes and skills of each nominee for election as a Director that the Committee took into account when making its nominations.

Mr. Barnhart is the President and Chief Executive Officer of the Company. As such, he brings an understanding of the Company, including its employees, products and markets, to the Board. In addition, he has prior executive management experience with other manufacturing businesses that are comparable to Lydall. These experiences include setting an overall strategic direction for company growth and implementing plans to effectively execute growth strategies including in international markets. Mr. Barnhart is also experienced in Lean Six Sigma, the business management strategy utilized by the Company to improve efficiency, reduce costs and meet customer expectations.

Ms. Burdett is the former Vice President and Chief Financial Officer of a publicly held manufacturing company that developed and manufactured products for the life sciences industry and that manufactured and sold non-woven fiber products. The Company’s Charter Medical business markets and sells products in the life sciences industry and the Company’s Performance Materials business manufactures and sells non-woven fiber products. In addition to her relevant industry experience, Ms. Burdett has prior experience serving as a Director of another publicly held company where she chaired its Audit Committee and served as a member of its Executive and Compensation Committees. She is “financially literate” within the meaning of the NYSE Standards, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” for purposes of the NYSE Standards and Section 10A(m)(3) of the Exchange Act.

Mr. Duffy is Senior Counsel to an international law firm, where he specializes in transactional and corporate governance matters. He has approximately forty-six years of experience advising numerous business entities operating in a variety of industry sectors, including oil and gas, pharmaceuticals,

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healthcare, automotives, professional services, industrial manufacturing, telecommunications, consumer products, and food services and on a variety of situations. He also is knowledgeable about the Company and its operations, having served on the Board of the Company since 1992. He is “independent” for purposes of the NYSE Standards and Section 10A(m)(3) of the Exchange Act.

Mr. Farrell is the Executive Vice President and Chief Financial Officer of a publicly held manufacturing business that markets a wide range of personal care, household and specialty products. He has prior experience serving as an audit partner of KPMG Peat Marwick LLP and a member of the executive management team of another publicly held company that manufactured and sold products in the life sciences industry. In addition to his relevant industry experience and knowledge, Mr. Farrell has relevant professional expertise as the result of senior management positions he has held in investor relations and communications as well as his current role as Chief Financial Officer of a public company. He is “financially literate” within the meaning of the NYSE Standards, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” for purposes of the NYSE Standards and Section 10A(m)(3) of the Exchange Act.

Mr. Giles is the President and Chief Executive Officer of a publicly held manufacturing business of a comparable size to the Company that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries. He has prior experience in general management and strategy development, mergers and acquisitions, sales and marketing, and business development. He is “independent” for purposes of the NYSE Standards and Section 10A(m)(3) of the Exchange Act.

Mr. Gurley is the former President and Chief Executive Officer of a manufacturer of engine components and fuel systems. He is knowledgeable about the automotive industry in which the Company operates, having prior work experience for the executive management teams of other businesses serving the industry. He also is knowledgeable about marketing, engineering, operations and strategic planning of highly engineered products in both publicly owned and privately held companies in the US, Europe, Asia and South America. He is “independent” for purposes of the NYSE Standards and Section 10A(m)(3) of the Exchange Act.

Ms. Hammett is the Executive Vice President and Chief Risk Officer of one of the largest banking institutions in the United States and she has prior experience working for a number of additional financial institutions and investment banks. She is knowledgeable about commercial finance, business analysis and credit risk management, all of which are important to the Company’s business. She is “financially literate” within the meaning of the NYSE Standards, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” for purposes of the NYSE Standards and Section 10A(m)(3) of the Exchange Act.

Mr. Soderstrom is the former Senior Vice President and Chief Financial Officer of a tier one global supplier to the automotive industry. He has also held senior management positions in engineering, quality management and procurement. He currently is a Director of two other publicly held corporations, serving FreightCar America as the Chairman of its Audit Committee and as a member of its Strategic Growth and Nominating and Corporate Governance Committees and Westar Energy as a member of its Nominating and Governance Committee and its Finance Committee. He is “financially literate” within the meaning of the NYSE Standards, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” for purposes of the NYSE Standards and Section 10A(m)(3) of the Exchange Act.

Nominations by Stockholders

The Corporate Governance Committee will consider written proposals from stockholders for nominees for Director, provided such proposals meet the requirements set forth in the Company’s Bylaws. All such proposals will be evaluated in accordance with the criteria described above. The

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Corporate Governance Committee also will consider and evaluate the additional information required to be submitted by the stockholder submitting the proposal. For a description of the procedures a stockholder must follow to nominate a person for election to the Board, please see “Stockholder Proposals and Director Nominations” below.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation (Section 14A of the Exchange Act) requires that the Company include in this Proxy Statement a non-binding stockholder advisory vote on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.

The goal of the Company’s executive pay program is to create long-term value for the Company’s stockholders by rewarding executives based on favorable performance and results and providing executives with incentives to grow the Company’s business and increase stockholder value. As described in detail under the heading “Compensation Discussion and Analysis,” the compensation program is closely aligned to the financial performance of the Company. Therefore, a significant portion of the compensation for the Named Executive Officers, and indeed for other members of management, is based on the achievement by the Company of certain well-defined financial metrics or is otherwise tied to the appreciation of the Company’s stock. In 2010, the compensation of the Named Executive Officers, and other members of management, consisted of four basic components, three of which tied to performance against financial metrics and/or the market price of the company’s stock:

•	Base salary;

•	Cash bonuses based on achievement by the Company of certain financial metrics;

•	Equity awards based on achievement by the Company of certain financial metrics; and

•	Qualified and nonqualified stock options.

Specifically with respect to the CEO, approximately two-thirds of his 2010 target compensation (calculated as the sum of his 2010 salary ($477,715), his 2010 target non-equity incentive plan payment ($384,993), the stock awards granted to him in December 2009 ($520,760), the options granted to him in 2009 ($135,608) and other cash compensation in 2010 ($62,042)) was variable based on company performance against financial metrics and/or the market price of the company’s stock. For more information, please see “Fiscal Year 2010 Summary Compensation Table” at pages 35 – 36.

For all of the Named Executive Officers, the annual cash bonus earned in 2010 and a substantial majority of the long term equity awards granted in 2009 and 2010 are tied to a mix of operating income, free cash flow and/or earnings-per-share metrics – specific financial metrics that the Compensation Committee believes align to the creation of stockholder value. If a financial metric is not satisfied, no cash bonus is paid with respect to that metric and the performance shares tied to that metric are forfeited. Indeed, this is what happened with respect to the compensation for the Named Executive Officers in 2010: the Named Executive Officers whose compensation is determined by Company-wide financial metrics (Mr. Barnhart, Ms. Turner, Mr. Igoe and Ms. Estey) earned 55% of their targeted cash bonus (because the Company achieved the relevant consolidated operating income target and did not achieve the relevant consolidated free cash flow target) and 120% of their one-year performance share awards made in December 2009 were certified by the Compensation Committee

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and will be allowed to vest (over a three- year period beginning on December 7, 2011) because the Company achieved the relevant consolidated operating income target. Similarly, stock options granted to the Named Executive Officers only have value if the share price appreciates from the date of grant.

Stockholders are urged to read the “Compensation Discussion and Analysis,” which begins on page 19 and which discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the “2010 Summary Compensation Table” and other related compensation tables and the narrative disclosures that describe the compensation of the Company’s Named Executive Officers in fiscal 2010. The “Compensation Discussion and Analysis” highlights in more detail how the compensation of our Named Executive Officers in fiscal 2010 reflected our pay-for-performance philosophy and other key features of our executive compensation program that are designed to align the interests of the Named Executive Officers and stockholders. The Board and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in implementing the Company’s compensation philosophy and in achieving its goals, and that the compensation of the Named Executive Officers in fiscal 2010 reflects and supports these compensation policies and procedures.

The Company is asking stockholders to indicate their approval of the Company’s Named Executive Officer compensation as described in this Proxy Statement. Accordingly, the Company is asking stockholders to vote “FOR” the following non-binding advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”

Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 3 overrules any decision by the Company or the Board (or any committees thereof), creates or implies any changes to the fiduciary duties of the Company or the Board (or any committees thereof), or creates or implies any additional fiduciary duties for the Company or the Board (or any committee thereof).

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Exchange Act, the Company is providing a non-binding stockholder advisory vote to approve the compensation of executives (the Say-on-Pay advisory vote in Proposal 2 above) this year and will do so at least once every three calendar years thereafter. Pursuant to recently adopted Section 14A of the Exchange Act, at the 2011 Annual Meeting the Company is also asking stockholders to vote on whether future Say-on-Pay advisory votes should occur every one, two or three years.

After consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate alternative for the Company at this time, and therefore the Board recommends that stockholders vote for a 1 year interval for the advisory vote on executive compensation.

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In formulating its recommendation, the Board considered that a 1 year advisory vote on executive compensation will allow the Company’s stockholders to provide the Company with input on the Company’s compensation programs as disclosed in the Proxy Statement every year. Additionally, a 1 year advisory vote on executive compensation is consistent with the Company’s policy of being open to, and engaging in discussions with, its stockholders on corporate governance matters and its executive compensation philosophy, policies and practices. The Company understands that its stockholders may have different views as to what are the best approaches to the frequency of Say-on-Pay advisory votes, and the Company looks forward to hearing from its stockholders on this Proposal.

Each stockholder may cast his, her or its vote on the preferred voting frequency by choosing the option of every 1 year, or every 2 years, or every 3 years, or a stockholder may abstain from voting when voting in response to the following non-binding advisory resolution at the Annual Meeting:

“RESOLVED, that the frequency of once every one, two or three years that receives the highest number of votes cast for this resolution will be considered to be the preferred frequency of the stockholders with which the Company is to hold future non-binding stockholder advisory votes on executive compensation.”

Although this advisory vote regarding the frequency of Say-on-Pay votes is non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future Say-on-Pay stockholder advisory votes. Notwithstanding the Board’s recommendation in this Proxy Statement and the outcome of the stockholder vote, the Board may, in the future, decide to conduct future Say-on-Pay stockholder advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes in the Company’s compensation programs.

The Board of Directors recommends that stockholders vote for a “1 YEAR” frequency of future advisory votes on executive compensation.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP (“PwC”) has audited the consolidated financial statements of the Company for several years, and the Audit Review Committee desires to continue the services of this firm for the current fiscal year. The Audit Review Committee has, therefore, appointed PwC to serve as independent auditors to conduct an audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2011. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

Appointment of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Audit Review Committee has recommended that the Board submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Review Committee will reconsider whether to retain PwC and may retain that firm, or another, without resubmitting the matter to the Company’s stockholders. Even if the appointment is ratified, the Audit Review Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

The Board recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2011.

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Principal Fees and Services

The following table presents fees for professional audit services for the audit of the Company’s annual consolidated financial statements for fiscal years ended December 31, 2010 and December 31, 2009, and fees for other services rendered by PricewaterhouseCoopers LLP (“PwC”) during those periods:

Fee Category	Fiscal 2010	% of Total	Fiscal 2009	% of Total
Audit fees	$1,119,000	94.7%	$1,088,000	97.5%
Audit-related fees	—	—	—	—
Tax fees	63,000	5.3%	28,000	2.5%
All other fees	—	—	—	—
Total Fees	$1,182,000	100%	$1,116,000	100%

Audit fees are related to services rendered in connection with the annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 controls testing, the quarterly reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and international statutory audits. The majority of the work was performed by full-time, permanent employees of PwC. Tax fees consisted primarily of tax compliance and advisory services. These services consisted of fees billed for professional services related to federal, state, local and international tax compliance. No portion of these fees was related to system design or implementation services.

All of the services described above were approved by the Audit Review Committee pursuant to the SEC rules that require audit committee pre-approval of audit and non-audit services. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Review Committee is required. The Audit Review Committee reviews these requests and advises management and the independent auditors if the Audit Review Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, the independent auditors report to the Audit Review Committee the actual spending for such projects and services as compared with the approved amounts. The Audit Review Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee or Chairperson of the Audit Review Committee, provided that any such pre-approvals are reported at the next Audit Review Committee meeting.

The Audit Review Committee has considered whether the services provided by PwC, other than audit services, are compatible with maintaining that firm’s independence and has concluded that PwC is independent.

CORPORATE GOVERNANCE

General

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees.

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The Company is committed to good corporate governance to ensure that the Company is managed for the long-term benefit of its stockholders. The Board has adopted Corporate Governance Guidelines to provide a framework for the effective governance of the Company. The Corporate Governance Committee periodically reviews the Corporate Governance Guidelines and recommends changes, as appropriate, to the Board for approval.

The Board has three standing committees to facilitate and assist the Board in executing its responsibilities: the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee. In accordance with NYSE Standards, each Committee is comprised solely of non-employee, independent Directors. The Board has adopted a charter for each of the three standing committees and the Company has a Code of Ethics and Business Conduct applicable to all Directors, officers and employees. Links to these materials can be found on Lydall’s website at www.lydall.com. All materials available at www.lydall.com are also available to stockholders in print without charge, upon written request to Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: Vice President, General Counsel and Corporate Secretary.

Committees

The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees, each of whom is independent within the meaning of the NYSE Standards.

Audit Review	Compensation	Corporate Governance

Kathleen Burdett*	Matthew T. Farrell	Kathleen Burdett
Matthew T. Farrell	Marc T. Giles	W. Leslie Duffy
Suzanne Hammett	William D. Gurley*	Marc T. Giles
S. Carl Soderstrom, Jr.	Suzanne Hammett	William D. Gurley
S. Carl Soderstrom, Jr.*

The Audit Review Committee assists the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial reporting process, including the performance of the Company’s systems of internal accounting and financial controls, the Company’s internal audit function, the outside auditors’ qualifications and independence, the Company’s process for monitoring compliance with applicable legal, regulatory and ethics programs, and the annual independent audit of the Company’s financial statements.

The Audit Review Committee meets periodically with management to consider the adequacy of the Company’s internal controls and its financial reporting process. It also discusses these matters with the Company’s internal auditors, independent auditors, and appropriate Company financial personnel. The Audit Review Committee reviews the Company’s financial statements and discusses them with management and the independent auditors before those financial statements are filed with the SEC.

The Audit Review Committee meets regularly in private session with the independent auditors, has the sole authority to retain and dismiss the independent auditors, and periodically reviews their performance and independence from management. The independent auditors have unrestricted access to, and report directly to, the Audit Review Committee.

Audit Committee Financial Expert – The Board has determined that each member of the Audit Review Committee is “financially literate” within the meaning of the NYSE Standards, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” for purposes of NYSE Standards and Section 10A(m)(3) of the Exchange Act.

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The Compensation Committee has overall responsibility for the Company’s compensation of management, incentive plans and programs. The duties and responsibilities of the Compensation Committee as set forth in its Charter include: making recommendations to the Board regarding the Company’s incentive and equity-based compensation plans and non-CEO compensation policy; reviewing and approving the Company’s goals and objectives relevant to compensation (including CEO compensation), such as the goal of attracting and retaining highly qualified individuals and motivating individual performance leading to increased stockholder value; evaluating the Chief Executive Officer’s performance annually, in light of the Company’s goals and objectives relevant to compensation, and determining and approving the Chief Executive Officer’s annual compensation, including incentive awards; reporting on executive compensation to the stockholders in the proxy statement, in accordance with applicable rules and regulations; approving all grants of stock awards pursuant to the Company’s stock incentive compensation plans; approving all executive employment agreements, executive compensation arrangements (including making recommendations to the Board with respect to non-CEO executive officer compensation), officer indemnification and insurance arrangements; reviewing the form and amount of compensation offered to non-management Directors and recommending changes to the Board; and reviewing and approving all Director indemnification and insurance arrangements.

The Corporate Governance Committee has overall responsibility for developing Board membership and overseeing corporate governance of the Company. The Corporate Governance Committee is responsible for: identifying individuals who are qualified to become Board members consistent with criteria approved by the Board; selecting the Director nominees for the next Annual Meeting; making recommendations to the Board as to the membership and chairperson of each standing committee; assessing whether a director nominee who does not receive a “majority of the votes cast” in an uncontested election of directors should continue to serve as a director; reviewing annually the relationships between directors, the Company and members of management and recommending to the Board whether each director qualifies as “independent” under the Board’s definition of “independence” and the applicable rules of the New York Stock Exchange; assessing annually whether members of the Audit Review Committee are financially literate and financial experts within the meaning of the NYSE Standards and applicable SEC regulations and making recommendations to the Board; overseeing the development of a succession plan for the Chief Executive Officer; developing and recommending to the Board a set of corporate governance guidelines applicable to the Company designed to provide for effective and efficient governance of the Company; overseeing the evaluation of the Board and management; evaluating annually the performance of the Committee; and providing guidance on matters relating to corporate governance.

Leadership Structure

The Bylaws of the Company provide that the Board may elect from its members a Chairman of the Board and, if the Board so determines, a Vice Chairman of the Board, neither of whom shall be deemed to be officers or employees of the Company, unless otherwise specifically determined by the Board. Pursuant to this authority, the Board has elected Mr. Duffy as the Chairman of the Board. Neither the Bylaws nor the Company’s Corporate Governance Guidelines specify that the position of Chairman may not be held by a corporate officer, such as the President and Chief Executive Officer of the Company, but the Company has had a non-management Chairman since 1998. The Board and the Corporate Governance Committee believe this leadership structure is appropriate for the Company at the present time because separation of the offices of Chairman of the Board and the Chief Executive Officer:

•	enhances the independent oversight of the Company and the Board’s leadership role in fulfilling its oversight responsibilities;
•	frees the Chief Executive Officer to focus on Company operations instead of Board administration;

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•	provides the Chief Executive Officer with an experienced sounding board; and
•	enhances the independent and objective assessment of risk by the Board.

Independence Determination

The Board has made its annual determination regarding Director independence, concluding that all of the non-employee Directors, including all of those who serve on the above-described committees, are “independent” for purposes of the NYSE Standards, and that the members of the Audit Review Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act. The Board has adopted categorical independence standards, meeting the requirements of the NYSE Standards that are set forth in the Company’s Corporate Governance Guidelines (available on www.lydall.com). In determining that all of the non-employee Directors are independent under its categorical independence standards, the Board did not deem any reported relationships or transactions immaterial. The Board based these determinations primarily on a review of the responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent Directors (under the NYSE Standards). No executive officer of the Company has served as a Director or a member of a compensation committee of another company where any member of the Compensation Committee is an executive officer.

Risk Oversight

The Board oversees the Company’s risk management processes directly and through its committees. Company management is responsible for risk management on a day-day basis. A role of the Board and its committees is to oversee the risk management activities of management. The Board fulfills this role by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the Board oversees the business and strategic risks of the Company; the Audit Review Committee oversees financial reporting and compliance risks confronting the Company; and the Compensation Committee oversees risks associated with the Company’s compensation policies and practices, including variable cash compensation, equity compensation and change in control plans. Each committee reports to the full Board on a regular basis. In addition, since risk issues often overlap, committees may from time to time request that that the full Board discuss particular risks.

The Company provides detailed Risk Factors impacting its business in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC.

Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

The Company has a policy for the review and prior approval of all related party transactions by the Corporate Controller’s Department. In addition, annually, the Corporate Secretary obtains responses of the Directors and executive officers to questions as to whether a family member of a Director or executive officer is employed by the Company and whether a Director or executive officer

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has any other relationship with the Company. The Company compiles a list of those companies reported (if any) and compares it against the record of companies with whom the Company transacts business, noting the dollar volume of transactions with such companies, if any. The Company then provides a report to the members of the Audit Review Committee, who review the information.

Based on its review, the Audit Review Committee has determined that the Company did not engage in any related party transactions requiring disclosure during fiscal year 2010.

Board Attendance

During fiscal year 2010, the Board held eight meetings (including five regularly scheduled meetings and three special meetings) and acted by unanimous written consent on four occasions. The Audit Review Committee held six meetings; the Compensation Committee held six meetings, and the Corporate Governance Committee held four meetings. Each of the Directors attended at least 75% of the aggregate of the number of meetings of the Board and of the Board committees of which he or she was a member during fiscal year 2010. The Board’s practice is to meet in executive session without members of management present at every Board meeting held in person. These sessions are presided over by the Chairperson.

A Board meeting is scheduled in conjunction with the Company’s Annual Meeting and, in accordance with the Corporate Governance Guidelines, all of the Director nominees are expected to attend the Annual Meeting. All Director nominees attended last year’s Annual Meeting.

Communications With Directors

Stockholders of Lydall and other parties may contact the Chairman of the Board by email at: chairman@lydall.com and if interested in communicating with the Board, or any Director, may write to them at the following address:

Lydall, Inc.

P.O. Box 151

Manchester, CT 06045-0151

Communications are distributed to the Board, or to any individual Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management Director upon request.

Additional Disclosures

In accordance with NYSE rules, in the event that any member of the Audit Review Committee simultaneously serves on the audit committees of more than three public companies, the Board will assess whether such simultaneous service impairs the ability of such member to effectively serve as a member of the Audit Review Committee and the Company will disclose such assessment either on or through the Company’s website or in its annual proxy statement or annual report on Form 10-K filed with the SEC. In addition, the Company will disclose either on or through the Company’s website or in its annual proxy statement or annual report on Form 10-K filed with the SEC any contributions by the Company to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

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REPORT OF THE AUDIT REVIEW COMMITTEE

The Audit Review Committee (the “Committee”) operates under a written Charter adopted and approved by the Board. The Charter, which defines the functions of the Committee, is reviewed annually and was last revised in December 2008. A link to the Committee’s charter can be found on www.lydall.com.

During 2010, all Directors who served on the Committee were “independent” for purposes of the NYSE Standards and Section 10A(m)(3) of the Exchange Act. The Board has determined that none of the Committee members has a relationship with the Company that may interfere with his/her independence from the Company and its management, and that each member is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Periodically, the Committee meets with management to consider the adequacy of the Company’s internal controls and the objectivity and appropriateness of its financial reporting. The Committee also discusses these matters with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, appropriate Company financial personnel, and internal auditors, both separately and jointly. Independent and internal auditors of the Company have unrestricted access to the Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management; express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America; and discuss with the Committee the Company’s significant accounting policies, accounting estimates and management judgments reflected in the financial statements, audit adjustments arising from the audit, and other matters in accordance with the statement on Auditing Standards No. 61, (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the PCAOB in Rule 3200T.

This year, the Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2010, and met with both management and PwC to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. PwC has reported to the Committee that such financial statements, present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in accordance with accounting principles generally accepted in the United States of America.

At each regularly scheduled Committee meeting during 2010, the Committee monitored and discussed with management and PwC the status of the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also reviewed and discussed with management and PwC, management’s and PwC’s report and attestation on internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee has received from, and discussed with, PwC the written disclosure and the letter required by the Public Company Accounting Oversight Board relating to that firm’s independence from the Company.

Based on the foregoing, the Committee has recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Kathleen Burdett, Chairperson

Matthew T. Farrell

Suzanne Hammett

S. Carl Soderstrom, Jr.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview – Executive Summary

The goal of the Company’s executive pay program is to create long-term value for the Company’s stockholders by rewarding executives based on favorable performance and results and providing executives with incentives to grow the Company’s business and increase stockholder value. The Committee approved the Company’s executive pay program to implement this goal by providing:

•	executives with opportunities for rewards that are directly tied to the Company’s financial and operating performance;

•	forms of compensation intended to align the executives’ interests with those of the stockholders; and

•	compensation awards structured to encourage executives to remain as productive long-term employees of the Company.

A significant portion of the annual compensation for the Company’s Named Executive Officers (and other members of management) is tied to the Company’s achievement of key financial performance metrics and is therefore at risk. The actual 2010 compensation of the Named Executive Officers reflects the Company’s pay-for-performance philosophy:

•

The maximum payout (or 110% of target bonus) was made under the Company’s cash annual incentive performance program with respect to the Company-wide operating income from continuing operations metric, reflecting the Company’s achievement of operating income from continuing operations of $4,638,000 versus the cash bonus program target metric of $3,424,000 (and up from an operating loss from continuing operations of $17,779,000 in 2009) (for more details, see discussion below under “Annual Incentive Performance Program (“AIP”)” at pages 25 – 26).

•

No payouts were made under the Company’s cash annual incentive performance program with respect to the Company-wide metric of operating free cash flow because the threshold level of performance (i.e., $14,905,000) was not achieved. No payments or other awards were granted to compensate the Named Executive Officers for this outcome (for more details, see discussion below under “Annual Incentive Performance Program (“AIP”)” at pages 25 – 26).

•

The performance-based restricted stock awards (one-year) granted on December 11, 2009 with vesting tied to achievement of operating income from continuing operations in 2010 were certified at 120%, reflecting the Company’s over-performance with respect to this metric. These equity awards remain subject to a three-year time-based vesting condition (for more details, see discussion below under “Long-Term Incentive Awards” at pages 27 – 29).

As described below, the Company’s compensation program for Named Executive Officers also reflects a number of other key features designed to align the interest of the Named Executive Officers and stockholders, including:

•

Beginning with the 2010 compensation cycle, the Company has eliminated the use of time-based restricted stock awards in favor of grants of performance-based restricted stock awards tied to the achievement of key financial performance metrics (for more details, see discussion below under “Long-Term Incentive Awards” at pages 27 – 29).

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•

In December 2009, the Board established stock ownership guidelines for the Chief Executive Officer and other senior executive officers of the Company (for more details, see discussion below under “Stock Ownership” at pages 33 – 34).

•

Effective January 1, 2011, the Company eliminated its prior policy of providing tax gross-ups for life insurance (for more details, see discussion below under “Other Compensation – Perquisites” at page 30).

Compensation Objectives

Create Incentives That Motivate Performance

The Committee believes that executives should be rewarded for achievement that results in favorable financial and operating performance by the Company. Consequently, annual and long-term incentive awards are structured to provide competitive compensation that increases as performance improves. Key elements of executive compensation that depend on the Company’s results include:

•	annual incentive award payouts that are tied to achievement of financial performance targets, with opportunities for more compensation should actual results exceed targets; and

•	long-term incentive awards that are made in the form of performance-based stock awards (which are contingent upon the Company achieving specific financial targets) and stock options.

Align Management and Stockholder Interests

The Committee also provides compensation and adopts policies designed to align the interests of executives with those of the stockholders. These include:

•	granting executives compensation opportunities in the form of equity awards, so that the actual compensatory value of an award corresponds to the Company’s stock price;

•

making cash and equity awards contingent upon the Company achieving financial measures that correlate with long-term stockholder value such as income from operations, earnings per share and free cash flow; and

•	adopting share retention guidelines that require executives to acquire and hold an amount of stock equal to a multiple of their annual base salaries.

Retain Executives

The Committee aims to attract, motivate and retain executive officers by:

•	offering competitive base salaries, annual cash bonuses tied to performance, and annual and long-term performance incentive opportunities; and

•	granting equity awards that require continued employment to vest (including the imposition of additional time-based vesting requirements to certain performance-based equity awards).

Implementing Our Objectives

Overseeing Executive Compensation Programs

The Committee has been appointed by the Board to determine and approve the compensation of the Chief Executive Officer, including incentive awards, and to oversee matters relating to the

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compensation of other senior level officers of the Company. Reporting to the Board, the Committee also has overall responsibility for the Company’s compensation and incentive plans and programs. The Committee is composed exclusively of non-employee Directors who are “independent Directors” as that term is defined under the NYSE Standards. For a more detailed account of the Committee’s compensation-related responsibilities and its composition, please see the discussion under the heading “Corporate Governance – Committees” in this proxy statement.

Determining Compensation

The Committee seeks the advice of the Chief Executive Officer with respect to compensation for the officers listed in the Summary Compensation Table (the “Named Executive Officers”), other than the Chief Executive Officer himself, and for other members of management. The Committee determines and approves the Chief Executive Officer’s compensation and approves the compensation for each other Named Executive Officer based upon the recommendations of the Chief Executive Officer. From time-to-time, the Committee engages independent compensation consultants to provide market and competitive information to assist the Committee in understanding the competitive landscape for all of the Named Executive Officers and to assist the Committee in developing compensation programs for them.

In determining compensation for the Named Executive Officers for fiscal 2010, including the grant of long-term stock incentive awards in December 2009, the Committee considered competitive pay practices (as informed by the individual experience of the Committee members, the Company’s recent experiences in recruiting new executive officers, and the survey data referred to below); the executive’s individual performance, responsibilities, and experiences (as informed by the input received from the CEO with respect to each other executive officer and the Board’s annual evaluation of the CEO); the Company’s performance and financial condition; and external market and economic conditions.

In addition, the Committee reviews tally sheets (which summarize the five-year compensation histories of each Named Executive Officer) and an accumulated wealth analysis (which summarizes the long-term equity-based compensation accumulated by each Named Executive Officer over the past five years). The Committee also evaluates each individual’s total compensation compared with other executives within the organization.

The Committee does not assign specific weights to any of these factors and, ultimately, the Committee’s compensation decisions are subjectively reached based on the Committee’s business judgment.

Periodically throughout the year, the Committee discusses the philosophy for the overall compensation packages, and considers whether to modify the compensation packages and the relative mix of compensation elements.

Role of Management

The Chief Executive Officer assists the Committee in reaching decisions on the compensation packages for the Named Executive Officers other than himself. This assistance includes making recommendations regarding salary and incentive compensation levels based on management’s review of performance, achievement of goals and objectives, and competitive market information. Executive officers do not play a role in their own compensation determinations or that of others (except that the Chief Executive Officer and the Vice President – Human Relations are involved in the compensation determinations of other executive officers), except to discuss their own respective individual performance goals and objectives with the Chief Executive Officer. No executive officers are involved in determining Director compensation.

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Role of Consultants

The Committee considers information and advice obtained from compensation consultants in determining the compensation packages for the Named Executive Officers. The Committee has from time-to-time also engaged consultants to provide the Committee with a written assessment of the Company’s executive compensation levels relative to industry peers. Specifically, in October 2008, the Committee commissioned and received an “Executive Compensation Assessment” report from Watson Wyatt & Company (“Watson Wyatt”) and in October 2010 the Committee commissioned and received an “Executive Compensation Analysis” report from its current compensation consultant Meridian Compensation Partners, LLC. (“Meridian”). These reports were considered, among other factors, in connection with Named Executive Officer compensation for 2009 and 2011, respectively. Watson Wyatt’s October 2008 Compensation Assessment was not updated in connection with setting 2010 compensation. In 2010, following the merger of Watson Wyatt and Towers Perrin (who has historically performed actuarial services for the Company), the Compensation Committee selected new compensation consultants, after considering multiple candidates. In July 2010, the Compensation Committee directly engaged Meridian to be its independent compensation consultant. Meridian has not provided any other services to the Company.

Watson Wyatt’s 2008 Compensation Assessment evaluated both the overall level of compensation paid to the Company’s executive officers and the role of “pay-for-performance” in the Company’s pay practices. The Watson Wyatt Compensation Assessment analyzed the pay practices of fifteen peer companies, the findings of the 2008/2009 Watson Wyatt Top Management Compensation Survey and the 2008 Mercer Executive Benchmark Database. Depending on the similarity of the peer company information to the job functions held by the Company’s executive officers, Watson Wyatt assigned a relative weighting to the peer company analysis and the more general survey analyses. For example, Watson Wyatt relied solely on the peer company analysis with respect to the Company’s Chief Executive Officer and Chief Financial Officer; and the Consultant weighted its results 33% to the peer companies and 67% to the more general survey analysis with respect to the other Named Executive Officers.

The peer company group used by Watson Wyatt in its Compensation Assessment is listed below:

•	Ameron International Corporation
•	Ampco-Pittsburgh Corporation
•	Badger Meter, Inc.
•	Circor International, Inc.
•	Esco Technologies, Inc.
•	Flanders Corporation
•	Flow International Corporation
•	Gentex Corporation
•	Gorman-Rupp Co.
•	Kadant, Inc.
•	Kaydon Corporation
•	Material Sciences Corporation
•	MFRI, Inc.
•	Rogers Corporation
•	Standex International Corporation

This peer group was compiled based on a review of similar U.S. publicly traded companies considering industry, employee headcount, revenue and market capitalization. The peer group also includes companies that are competitors for customers, competitors for talent or competitors for capital, meaning those companies that are considered comparable investment opportunities by Wall Street analysts.

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Meridian’s Fall 2010 Executive Compensation Analysis report covered each of the current Named Executive Officers. In its report, Meridian reviewed the following components of pay for the Named Executive Officers: salary, bonus (actual and target percentage), actual total cash compensation (salary plus actual bonus paid, if any), long-term incentives (i.e. the grant value of the most recent grants), and actual total direct compensation (total cash compensation plus long-term incentives). Meridian compared these components of pay to the market median for executives at companies with similar gross revenues. Meridian used data from the Hewitt Total Compensation Database (consisting of companies with under $1 billion in revenue), the Mercer Benchmark Database (consisting of all companies with revenues less than $500 million), and the Towers Watson Survey Report (consisting of for-profit organizations (excluding financial services) with revenues between $100 and $449 million), adjusted for timing and to “size adjust” compensation data for business unit positions. The Committee was not provided with the identities of the various companies included in these surveys.

The surveys described above were used by the Committee to supplement its general understanding of current compensation practices. The surveys were not used to determine or justify the Committee’s compensation decisions. The Committee does not target payment for any compensation element or total compensation to any specified level of the companies included in the survey data. The Committee does not have any policies for allocating between long-term and currently paid-out compensation, between cash and non-cash compensation, among different forms of non-cash compensation, or among different forms of long-term awards.

Elements of Compensation

The 2010 compensation for the Named Executive Officers consisted of: cash compensation paid in the form of base salary; a cash performance bonus for which each individual was eligible under the Annual Incentive Performance Program (“AIP”); long-term equity incentive awards in Company stock; and other miscellaneous perquisites. Each element of compensation is explained below.

Cash Compensation

The cash compensation payable to the Company’s executive officers includes their base salaries and their annual cash bonuses, if any, payable under the Company’s AIP.

Base Salary

The Committee annually determines and approves the base salary of the Chief Executive Officer and reviews management’s recommendation for the base salaries of the other Named Executive Officers and approves their base salaries. In each case, the Committee subjectively considers the factors described above under “Determining Compensation.” The Committee did not assign any specific weights to the various factors it considered.

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The 2010 base salary for each of the Named Executive Officers was considered and approved by the Committee at a regularly scheduled meeting of the Committee held on December 11, 2009. Based on then-current market conditions and the recent financial performance of the Company, the Committee approved management’s recommendation to defer any adjustment to the base pay for all Named Executive Officers until April, 2010. This had the effect of leaving in place the 3% reduction in base salaries that the Committee had implemented in March 2009. In February 2010, the Committee approved the following increases, effective March 29, 2010, to the base pay of each of the Named Executive Officers (except Ms. Turner who had joined the Company in November 2009, Mr. Igoe who had joined the Company in September 2009, and Mr. Longe who ceased to be employed by the Company in April 2010).

Named Executive Officer	Percent Increase to Base Salary From Levels Implemented in March 2009	Base Salary After April, 2010 Increase
Dale G. Barnhart	5.0%	$481,241
Erika G. Turner	N/A	N/A
Peter V. Ferris*	3.0%	$245,434
Paul G. Igoe	N/A	N/A
Mona G. Estey	3.0%	$208,810
Former Named Executive Officers
Kevin T. Longe	N/A	N/A
Joseph K. Wilsted	3.1%	$295,021

*Mr. Ferris was a Named Executive Officer as of December 31, 2010. His employment with Lydall terminated on January 9, 2011.

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Annual Incentive Performance Program (“AIP”)

Under the Company’s 2010 AIP, executives were eligible to receive cash bonuses if the Company achieves consolidated operating income and operating free cash flow objectives, as determined by the Committee. The AIP defines operating income as the operating income from continuing operations of the Company for the performance period, as set forth in the audited financial statements of the Company, adjusted positively or negatively by the Committee if determined necessary or appropriate by the Committee to exclude the effects of extraordinary items, unusual or non-recurring events, etc. No such adjustments were made with respect to the 2010 AIP. The AIP defines operating free cash flow as operating income, plus depreciation/amortization, plus/minus changes in working capital, minus capital spending. The design of the 2010 AIP was ratified by the Committee in December 2009. The AIP works as follows:

•

Assignment of Target Bonus Percentage – The Committee approves for each eligible executive, including each of the Named Executive Officers, a bonus percentage of the participant’s base salary (the “Target Bonus Percentage”). The Target Bonus Percentage was determined in December 2009 based on the factors described above under “Determining Compensation”, with particular emphasis on an internal assessment of each participant’s position and responsibilities. Target Bonus Percentages under the AIP for 2010 for Named Executive Officers ranged from 35% to 80% of base salary, as follows:

Named Executive Officer	Target Bonus Percentage
Dale G. Barnhart	80%
Erika G. Turner	40%
Peter V. Ferris*	40%
Paul G. Igoe	35%
Mona G. Estey	35%
Former Named Executive Officers
Kevin T. Longe	40%
Joseph K. Wilsted	40%

*Mr. Ferris was a Named Executive Officer as of December 31, 2010. His employment with Lydall terminated on January 9, 2011.

•

Performance Metrics – Under the AIP, certain performance metrics are established against which achievement of targets is measured (the “Performance Metrics”). The Committee established the 2010 Performance Metrics for the Named Executive Officers as follows: for Named Executive Officers who are not business unit leaders (i.e., Mr. Barnhart, Ms. Turner, Mr. Igoe and Ms. Estey), consolidated operating income and consolidated free cash flow; and for Named Executive Officers who are business unit leaders (i.e., Mr. Ferris, Mr. Longe and Mr. Wilsted), a combination of consolidated and business unit operating income, and consolidated and business unit free cash flow.

•

Establishment of Performance Metrics Targets – Based upon information provided by management, the Committee annually approves targets for the Performance Metrics (the “Performance Metric Targets”). In December 2009, Performance Metric Targets for operating income and operating free cash flow were established on a consolidated basis and for each of the four business units, Performance Materials, Automotive (Thermal/Acoustical), Charter Medical (Vital Fluids) and Affinity. For 2010, the consolidated operating income Performance Metric Target was $3,424,000 and the consolidated operating free cash flow Performance Metric Target was $14,905,000. The Company is not disclosing the targets for the respective business units because

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these targets represent confidential, commercially sensitive information. Of the eight business unit metric targets established for participants in the plan for 2010, two were achieved at above target, two were achieved at target, and four were achieved at below threshold.

•

Target Bonus Percentage Allocation – For Named Executive Officers, other than business unit leaders, the Target Bonus Percentage is divided equally (i.e. 50% each) between the consolidated operating income and consolidated operating free cash flow Performance Metric Targets. For Named Executive Officers who are business unit leaders, the Target Bonus Percentage is divided equally (i.e. 25% each) among consolidated operating income, consolidated operating free cash flow, business unit operating income, and business unit free cash flow targets.

•

Computation of AIP Cash Payout – Based on each individual’s Target Bonus Percentage and the Performance Metrics and the Performance Metric Targets, each participant’s cash bonus under the AIP is objectively determined and earned when, and to the extent that, the Performance Metric Target ranges indicated in the table below are achieved:

Percentage of Performance Metric Target Achieved	AIP Cash Bonus Earned
Below 80%	0% Payout
80% - 89%	50% Payout
90% to 99%	70% - 97% Payout
100%	100% Payout
Above 100%	Up to 110% Payout (As described below)

Participants may earn an amount below or in excess of the target payout for each applicable Performance Metric Target, depending on the percentage of the performance target that is achieved. If the target is achieved above 100%, Named Executive Officers that are not business unit leaders receive an additional payment equal to their proportionate amount of 30% of the excess of consolidated income or consolidated free cash flow above target, and Named Executive Officers that are business unit leaders receive an additional payment equal to their proportionate amount of 30% of the excess of consolidated income or consolidated free cash flow that exceeds target if the corresponding business unit measure also exceeds target. In all cases, the maximum AIP payment that may be made is 1.1 times the participant’s individual target bonus.

Based on the Company’s financial results for the year-ended December 31, 2010, the Committee determined that the Named Executive Officers earned the payments under the AIP set forth in the table below.

Named Executive Officer	Actual Performance Versus AIP Metric				Actual Cash Payout Under AIP Program FYE 12/31/10
	Consolidated Operating Income	Business Unit Operating Income	Consolidated Free Cash Flow	Business Unit Free Cash Flow
Dale G. Barnhart	110%	N/A	0%	N/A	$209,031
Erika G. Turner	110%	N/A	0%	N/A	$60,500
Peter V. Ferris*	100%	0%	0%	0%	$24,351
Paul G. Igoe	110%	N/A	0%	N/A	$44,275
Mona G. Estey	110%	N/A	0%	N/A	$39,881
Former Named Executive Officers
Kevin T. Longe	—	—	—	—	$0
Joseph K. Wilsted	—	—	—	—	$0

*Mr. Ferris was a Named Executive Officer as of December 31, 2010. His employment with Lydall terminated on January 9, 2011.

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Long-Term Incentive Awards

The Committee believes that executives and other employees who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value should have a significant stake in the Company. Equity grants focus on the retention of executive officers over a period of time and the alignment of their award to improved Company profitability and the advancement of stockholder interests over the long term.

As part of the 2010 executive officer compensation, the Company awarded incentive stock options and performance-based restricted shares (which we refer to as “performance share awards” or “PSA’s”) to the Named Executive Officers. No time-based restricted share awards were made as part of the 2010 compensation packages for the Named Executive Officers, as the Committee has decided to eliminate the use of time-based restricted share awards (which have value regardless of company performance) in favor of performance share awards (which only have value if the specified performance goal is achieved, and therefore enhance alignment of executive and stockholder interests). The Committee approved the following equity awards in December 2009 for Named Executive Officers as part of their 2010 compensation package. The amounts of awards were subjectively determined by the Committee based on the factors described above under “Determining Compensation”.

•

Time-Based Incentive Stock Option Awards – The Committee approved the award of incentive stock options with a purchase price equal to the fair market value of the Company’s Common Stock as of the date of grant (i.e. December 11, 2009). The stock options vest in equal annual increments of 25% commencing on the first anniversary of the date of grant, assuming continued employment by the recipient on each of the vesting dates.

•

Performance-Based Restricted Stock Awards (Three-Year) – The Committee approved the award of three-year PSA’s on December 11, 2009. The PSA’s will be settled or determined upon certification by the Committee that the Company has achieved an established earnings per share target for fiscal 2012. Performance below 95% of the earnings per share target will result in none of the shares vesting; performance at 95% of the earnings per share target will result in 80% of the shares vesting; performance at 100% of the earnings per share target will result in 100% of the shares vesting; performance at 110% or above the earnings per share target will result in a maximum of 120% of the shares vesting; and performance between these specified amounts will result in a number of shares to vest determined on a linear basis between the specified target amounts. To the extent they are determined; these PSA’s will vest immediately upon such certification by the Committee. The Company is not disclosing the specific fiscal 2012 earnings per share target at this time because it represents confidential, commercially-sensitive information that the Company does not disclose to the public and that could cause competitive harm because of the financial information included therein if known in the marketplace. Both earnings per share and the factors that influence earnings per share, such as revenue and efforts to control costs, are inherently competitive and if disclosed provide valuable insight of areas in which the Company is focusing. The Committee set the 2012 earnings per share target for the PSA’s at a level that it believed would be challenging but possible for the Company to achieve.

•

Performance-Based Restricted Stock Awards (One-Year) – The Committee approved the award of one-year PSA’s on December 11, 2009. The one-year awards were intended to create an appropriate incentive with respect to fiscal 2010 performance, while the Company transitions to the use of restricted stock awards that are based on three-year performance periods, in place of its former practice of granting time-based restricted stock awards. The targeted amount of PSA’s were to be determined upon certification by the Committee that the Company has achieved an established operating income from continuing operations for fiscal

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2010. Performance below 80% of the operating income target would result in none of the shares vesting; performance at 80% of the operating income target would result in 80% of the shares vesting; performance at 100% of the operating income target would result in 100% of the shares vesting; performance at 120% or above the operating income would result in a maximum of 120% of the shares vesting; and performance between these specified amounts would result in a number of shares to vest determined on a linear basis between the specified target amounts. To the extent they are determined, these PSA’s are subject to the time-based vesting conditions such that one-third of the determined PSA’s will vest on December 7 in each of 2011, 2012 and 2013, assuming continued employment by the recipient on each of the vesting dates. The one-year PSA target for operating income from continuing operations for fiscal 2010 was $3,424,000. On February 24, 2011, the Committee certified achievement of the operating income target at 120%; accordingly, the Named Executive Officers received that number of PSA’s shares upon vesting as set forth in the table below.

Named Executive Officer	Targeted Amount of One-Year PSA’s Granted on December 11, 2009	Amount of PSA’s Determined By Committee on February 24, 2011*
Dale G. Barnhart	47,000	56,400
Erika G. Turner	7,000	8,400
Peter V. Ferris**	9,000	N/A
Paul G. Igoe	5,000	6,000
Mona G. Estey	4,500	5,400
Former Named Executive Officers
Kevin T. Longe	10,000	N/A
Joseph K. Wilsted	10,000	N/A

*The PSA’s as determined are eligible to vest in three equal installments on December 7 in each of 2011, 2012 and 2013. A portion of the shares scheduled to vest on these dates will be withheld on each of the scheduled vesting dates to satisfy tax obligations of each recipient.

**Mr. Ferris was a Named Executive Officer as of December 31, 2010. His employment with Lydall terminated on January 9, 2011.

The following is a summary of the long-term incentive awards that were made to the Named Executive Officers as part of their 2010 compensation:

	Time-Based Stock Option Award (December 11, 2009)		Three-Year Performance-Based Restricted Stock Award (December 11, 2009)		One-Year Performance-Based Restricted Stock Award (December 11, 2009)		Total Value of Grants Made on December 11, 2009(1) ($)
Named Executive Officer	Number of Shares	Grant Date Fair Value(1) ($)	Number of Shares	Grant Date Fair Value(1) ($)	Number of Shares	Grant Date Fair Value(1) ($)
Dale G. Barnhart	44,000	135,608	47,000	260,380	47,000	260,380	656,368
Erika G. Turner	2,000	6,164	12,000	66,480	7,000	38,780	111,424
Peter V. Ferris(2)	8,200	25,272	10,000	55,400	9,000	49,860	130,532
Paul G. Igoe	3,000	9,246	7,500	41,550	5,000	27,700	78,496
Mona G. Estey	4,100	12,636	4,500	24,930	4,500	24,930	62,496
Former Named Executive Officers
Kevin T. Longe	9,500	29,279	10,000	55,400	10,000	55,400	140,079
Joseph K. Wilsted	9,500	29,279	10,000	55,400	10,000	55,400	140,079

1) The amounts in these columns represent the grant date fair value determined in accordance with FASB ACS Topic 718.

2) Mr. Ferris was a Named Executive Officer as of December 31, 2010. His employment with Lydall terminated on January 9, 2011.

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Specifically with respect to the equity awards granted to the CEO in connection with his 2010 compensation, the Committee considered the CEO’s significant contributions relative to the recent restructuring of the Company’s business units, the successful management of the Company’s working capital during 2009, and other accomplishments in deciding to target an equity award value in the range of $700,000.

The time-based stock option awards and the performance-based restricted stock awards granted to the Named Executive Officers in December 2009 are reflected in the Summary Compensation Table as 2009 compensation because these awards were actually granted in 2009, even though these awards relate to the 2010 compensation packages for the Named Executive Officers. For the same reason, these awards were reflected in last year’s proxy statement in the table titled “Grants of Plan-Based Awards for 2009”. The amounts reported in the Stock Awards and Option Awards columns of the “Fiscal Year 2010 Summary Compensation Table” relate to the equity awards granted by the Company in December 2010 as a component of 2011 compensation. These awards, which are described below in “Fiscal 2011 Executive Compensation,” are reflected in the table titled “Grants of Plan-Based Awards for 2010”.

The Company does not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news; in fact, the Company has a well established practice of granting equity awards in connection with the regularly scheduled December meeting of its Board.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO could be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and for any profits realized from the sale of the Company’s securities during those twelve months.

The Company does not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results to supplement the provisions of the Sarbanes-Oxley Act. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement. Under the Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd–Frank”), companies are required to adopt a policy to recover certain compensation in the event of a material accounting restatement. The Company will adopt such a policy as required by Dodd–Frank when final regulations have been issued by the Securities and Exchange Commission and the New York Stock Exchange.

Under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan (“the Stock Plan”), any award recipient who breaches his or her non-competition, non-interference, non-solicitation or confidentiality obligations to the Company may be obligated, subject to the Committee’s sole discretion, to return to the Company the “Economic Value” of any award that was realized or obtained by the recipient at any time during the six-month period prior to the date the recipient’s employment with the Company terminated. Additionally, the Committee may annul any award granted under the Stock Plan if the recipient’s employment is terminated for cause and, in such event, the Committee may, in its sole discretion, require the recipient to return to the Company the “Economic Value” of any award that was realized or obtained by the recipient at any time during the six-month period prior to the date the recipient’s employment with the Company terminated.

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Other Compensation

Severance and Change in Control Agreements – Each of the Named Executive Officers has entered into an agreement with the Company that provides for payment under specified conditions after a change in control of the Company or upon the executive’s termination under certain circumstances, as described in detail under “Executive Compensation – Potential Payments Upon Termination or Change-In-Control”. In exchange for the receipt of the termination benefits provided for under the Employment Agreements, the Named Executive Officers are required to execute and deliver a general release of all claims in favor of the Company. As a general practice, the Company enters into change of control agreements with key members of management to ensure that they are incentivized to act in the best interests of the Company’s stockholders in the event of a prospective or actual change in control and to enhance executive retention.

Perquisites – The Company provides limited perquisites to Named Executive Officers. All of the Named Executive Officers are eligible to the same extent as all other non-union Lydall employees to participate in the Company’s medical and dental insurance and Company match to the 401(k). The personal benefits and their attributed costs for the Named Executive Officers are included in the “All Other Compensation” column of the Summary Compensation Table below.

All Named Executive Officers, other than Mr. Ferris, are currently covered under an Executive Life Program and an Executive Disability Insurance Program up to the applicable insurable limits, except that Mr. Wilsted’s and Mr. Longe’s coverage under the Executive Disability Insurance Program expired upon termination of their employment. The programs provide for life insurance benefits at four times base salary for the Chief Executive Officer and three times base salary for the other Named Executive Officers, and annual executive disability proceeds at a target level of 100% of a Named Executive Officer’s base salary, in each case up to applicable insurance limits. The full amount of the premiums paid by the Company for these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table below. If a Named Executive Officer died or became disabled on December 31, 2010, the Named Executive Officer would have been eligible for the benefits set forth in the table below:

Named Executive Officer	Executive Life Proceeds	Annual Executive Disability Proceeds
Dale G. Barnhart	$1,924,964	$180,000
Erika G. Turner	$ 825,000	$86,256
Peter V. Ferris (1)	—	—
Paul G. Igoe	$ 690,000	$80,628
Mona G. Estey	$ 626,430	$57,780
Former Named Executive Officer
Kevin T. Longe (2)	$ 877,275	—
Joseph K. Wilsted (2)	$ 886,000	—

(1)	Mr. Ferris’ employment agreement did not provide for benefits under the Executive Life Program or the Executive Disability Insurance Program. Mr. Ferris was a Named Executive Officer as of December 31, 2010. His employment with Lydall terminated on January 9, 2011.
(2)	Under the terms of their agreements with the Company, each of Mr. Longe and Mr. Wilsted are entitled to continued life insurance for a period of 12 months after termination of their employment, subject to certain conditions.

Other perquisites provided to Named Executive Officers in 2010 included car allowances, personal gas usage and relocation services. In 2010, Named Executive Officers received tax gross up payments for executive life insurance premiums and any applicable relocation expenses, which are

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intended to eliminate any adverse tax consequences of these perquisites. The Compensation Committee eliminated the tax gross up for the executive life insurance premium for each of the Named Executive Officers effective as of January 1, 2011. The perquisites awarded to the Named Executive Officers are disclosed in the “All Other Compensation” column of the Summary Compensation Table below.

401(k)/Defined Contribution Plan – The Company provides a tax-qualified defined contribution retirement plan to eligible union and non-union employees, including Named Executive Officers, for retirement in the form of a 401(k) savings plan. For non-union participants, the 401(k) plan terms provide that the Company may make a matching contribution of a participant’s salary deferrals to the 401(k) plan, subject to IRS limits. The compensation eligible for the matching contribution includes any cash bonuses, but excludes the value of any equity compensation. In 2009, given the state of the economy and the industry in which the Company operates, the Company suspended its prior 6% match for all Company non-union employees, including the Named Executive Officers. On June 15, 2010, the Committee approved the re-instatement of a match effective with the first pay period in July 2010 at the rates of 100% for the first 3% contributed and 50% for the next 2% contributed.

Defined Benefit Pension Plan – Until June 30, 2006, the Company’s Named Executive Officers earned benefits under the Lydall Pension Plan No. 1A, a defined benefit plan. The benefits under the Lydall Pension Plan No. 1A were frozen as of June 30, 2006, and all active participants were fully vested on that date, regardless of their years of credited service. The Lydall Pension Plan No. 1A was merged with the Company’s other two defined benefit pension plans effective December 31, 2010, and renamed “The Lydall Pension Plan”. Under The Lydall Pension Plan, the Named Executive Officers are eligible for a normal retirement benefit at age 65, or a reduced early retirement benefit if they meet the age and service requirements under the plan. Service continues to accumulate after June 30, 2006 for early retirement eligibility. Credited service cannot exceed actual years of service with the Company. The annual benefit payable at normal retirement, in a single life annuity, is equal to 2% of eligible compensation for all years of service from January 1, 1980 through the last payroll period ending before June 30, 2006 (1.75% of 1980 compensation for all years before 1980). The actuarial present value of accumulated benefits payable to each Named Executive Officer under The Lydall Pension Plan is summarized in the table below entitled “Pension Benefits for 2010.”

Welfare Plans – The Company offers a health care plan that provides medical, dental, prescription drug, and vision coverage to its employees, including the Named Executive Officers.

Other Fiscal 2010 Compensation Matters

Separation of Kevin T. Longe, President of Lydall’s Performance Materials business, and Joseph K. Wilsted, President of Lydall’s Global Automotive business.

In March 2010 and September 2010, respectively, the Company announced that Mr. Longe, President of Lydall’s Performance Materials business, and Joseph K. Wilsted, President of Lydall’s Global Automotive business, had resigned their positions with the Company. Mr. Longe’s resignation was effective as of the close of business on April 14, 2010. Mr. Wilsted’s resignation was effective as of the close of business on October 22, 2010.

In connection with the cessation of their employment, both Mr. Longe and Mr. Wilsted were entitled to receive severance benefits as set forth in their Employment Agreements. These severance benefits included the payment to each individual of his base salary over a period of twelve months beginning on the effective date of their resignation and the payment of the average of the annual bonuses he earned under the Company’s AIP for the three calendar years preceding such date (i.e. for calendar years 2007, 2008 and 2009), except to the extent such payments must be deferred in order to

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comply with IRC Section 409A. Accordingly, Mr. Longe and Mr. Wilsted are entitled to receive cash severance payments in the amounts of $342,942 and $295,021, respectively. Pursuant to the terms of the Stock Plan, each individual’s vested but unexercised stock options were exercisable for a period of ninety days after the effective date of their resignation. Also pursuant to the terms of the Stock Plan, all unvested stock options, time-based restricted stock awards and performance-based restricted stock awards expired upon the effective date of their termination. Accordingly, Mr. Longe forfeited 19,000 unvested stock options, 9,250 unvested time-based restricted stock awards, and 30,000 unvested and undetermined performance-based restricted stock awards; Mr. Wilsted forfeited 14,500 unvested stock options, 2,500 unvested time-based restricted stock awards, and 30,000 unvested and undetermined performance-based restricted stock awards.

The total amount paid or accrued to Mr. Longe and Mr. Wilsted in connection with the cessation of their employment is set forth in the “Summary Compensation Table” below. See also “Executive Compensation – Potential Payments Upon Termination or Change-In-Control” below.

Fiscal 2011 Executive Compensation Components

The 2011 compensation for the Named Executive Officers consists of similar elements as were included with respect to 2010. The 2011 compensation was subjectively determined based on the factors described above under “Determining Compensation.” The Committee did not assign any specific weights to the various factors it considered.

No adjustments were made to the base salaries of any of the Named Executive Officers for 2011, other than modest increases (i.e., no increase exceeded 3.1%) to adjust for the elimination of tax gross-ups with respect to life insurance premiums paid by the Company. These adjustments were effective January 3, 2011.

With respect to the AIP for 2011, in December 2010 the Committee provisionally approved (i.e. subject to adjustment for actual year-end financial results) the operating income and operating free cash flow targets that will be used in determining AIP payments for 2011. Following the Committee’s assessment of the Company’s performance and its determinations of the payouts for 2011, the Company will include the Company-wide performance targets in its proxy statement to be filed in 2012.

In December 2010, the Committee approved the equity grants related to the Named Executive Officer compensation packages for 2011. Similar to the awards made in connection with the compensation packages for 2010, these grants consisted of time-based stock option awards that vest in equal installments over four years and three-year performance-based restricted stock awards that vest in full upon satisfaction of an earnings per share target in the third year subsequent to making the award, in this case fiscal 2013. In addition to the time-based stock option awards and the three-year performance-based restricted stock awards granted to all of the Named Executive Officers, in December 2010 Ms. Turner and Mr. Igoe received a one-time, one-year performance-based restricted stock award for 7,500 and 5,000 shares, respectively, in recognition of the fact that they were not employees of the Company in 2008 and therefore did not hold any PSA’s tied to Company performance in fiscal 2011. The one-year PSA’s are eligible to vest immediately upon certification by the Committee that the Company meets or exceeds a specified target of earnings-per-share for the year ended December 31, 2011. Like the three-year performance-based restricted stock award made as part of the compensation package for 2010, payout of the three-year PSA’s and the one-year PSA’s granted in December 2010 as part of the 2011 compensation package will be determined based on the following formula: performance below 95% of the earnings per share target will result in none of the shares vesting; performance at 95% of the earnings per share target will result in 80% of the shares vesting; performance at 100% of the earnings per share target will result in 100% of the shares vesting; performance at 110% or above of the earnings per share target will result in a maximum of 120% of the

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shares vesting; and performance between these specified amounts will result in a number of shares to vest determined on a linear basis between the specified target amounts. To the extent they are settled or determined, these PSA’s will vest immediately upon such certification by the Committee. The awards made in respect of the 2011 compensation packages do not include any time-based restricted stock grants.

Specifically with respect to the equity awards granted to the CEO in connection with his 2011 compensation, the Committee considered the CEO’s continued contributions relative to the ongoing restructuring of the Company’s business units, including staffing changes within the executive team, mixed performance among various business segments, and other accomplishments in deciding to make an equity award in the range of $480,000.

The Company will disclose the specific consolidated earnings per share targets with respect to the three-year PSA’s and the one-year PSA’s awarded in December 2010 in the proxy statement to be filed in the year after such awards are determined. The following is a summary of the long-term incentive awards that were made to the Named Executive Officers as part of the compensation package for 2011:

	Time-Based Stock Option Award (December 9, 2010)		Three-Year Performance- Based Restricted Stock Award (December 9, 2010)		One-Year Performance- Based Restricted Stock Award (December 9, 2010)		Total Value of Grants Made on December 9, 2010(1) ($)
Named Executive Officer	Number of Shares	Grant Date Fair Value(1) ($)	Number of Shares	Grant Date Fair Value(1) ($)	Number of Shares	Grant Date Fair Value(1) ($)
Dale G. Barnhart	30,000	131,676	45,000	351,000	—	—	482,676
Erika G. Turner	15,000	65,838	10,000	78,000	7,500	58,500	202,338
Peter V. Ferris(2)	—	—	—	—	—	—	—
Paul G. Igoe	10,000	43,892	7,000	54,600	5,000	39,000	137,492
Mona G. Estey	10,000	43,892	5,000	39,000	—	—	82,892
Former Named Executive Officers
Kevin T. Longe	—	—	—	—	—	—	—
Joseph K. Wilsted	—	—	—	—	—	—	—

(1)	The amounts reflected in these columns represent the grant date fair value determined in accordance with FASB ASC Topic 718.
(2)	Mr. Ferris was a Named Executive Officer as of December 31, 2010. His employment with Lydall terminated on January 9, 2011.

While relating to the compensation package for 2011, because these awards were granted in 2010, they are reflected in the Summary Compensation Table as a 2010 compensation item and in the table titled “Grants of Plan-Based Awards For 2010”.

Stock Ownership

The Board has developed and implemented share ownership guidelines that cover all Directors and certain senior executive officers, including all of the Named Executive Officers. The share ownership guidelines are designed to link the personal financial interests of the covered individuals to the Company’s success and better align their interests with the interests of the Company’s stockholders.

The Company’s Corporate Governance Guidelines establish share ownership requirements for Outside Directors (the “Director Guidelines”). The Director Guidelines provide that each Outside Director of the Company must acquire and hold shares of Company Common Stock equal in cost to four times the current annual retainer paid to each Outside Director. The Director Guidelines stipulate

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that the required stock ownership level for Outside Directors should be achieved within the later of (i) five years of the first adoption of the policy (the policy was adopted on February 23, 2006), or (ii) five years of the date such person is first elected a Director of the Company, unless a waiver is granted by the Compensation Committee. Currently, all of the Company’s Outside Directors own a sufficient number of the Company’s shares to satisfy the required stock ownership level established by the Director Guidelines, except for Mr. Giles (who was first elected a Director on April 25, 2008 and is therefore not required to satisfy the required stock ownership level until April 25, 2013).

The Company’s Stock Ownership Guidelines for Senior Executive Officers (the “Officer Guidelines”) establish share ownership requirements for the Chief Executive Officer, the Chief Financial Officer and Business Unit Presidents and all other Section 16 officers of the Company, which includes all of the Named Executive Officers. Under the Officer Guidelines, the Chief Executive Officer is required to acquire and hold shares of the Company’s Common Stock having a fair market value equal to two times his annual base salary; all other covered officers are required to acquire and hold shares of the Company’s Common Stock having a fair market value equal to one times his or her annual base salary. Qualifying ownership interests for purposes of the Officer Guidelines include:

•	shares owned outright by the individual;
•	shares acquired upon exercise of stock options;
•	time-based restricted share awards (whether or not vested);
•	performance-based restricted share awards, but only to the extent the performance goals have been achieved (whether or not the shares remain subject to additional time-based vesting); and
•	shares acquired through the Company’s employee stock purchase plan.

The targeted stock ownership amount for each covered individual is determined as of the later of January 1, 2010, or the date such individual first becomes subject to the Officer Guidelines. Each covered individual is expected to achieve compliance with the Officer Guidelines on or before December 31, 2014, or such later date that is five years after the date the individual becomes subject to the Officer Guidelines. For purposes of determining whether a covered individual’s stock ownership amount satisfies the Officer Guidelines, the fair market value of the Company’s Common Stock is the closing price of the Company’s stock immediately preceding January 1, 2010 (or such other date that immediately precedes the date the individual first becomes subject to the Officer Guidelines). Since the Officer Guidelines were implemented in early 2010 and since the deadline to achieve compliance is more than three and a half years after the date of this Proxy Statement, none of the Named Executive Officers currently owns a sufficient number of the Company’s shares to satisfy the required stock ownership level.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies, unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments and generally tries to design and implement them to maximize tax deductibility. However, to ensure that the Committee maintains the flexibility to structure executive compensation in ways that best promote the interests of the Company, the Committee will not necessarily always seek to limit executive compensation to that deductible under Section 162(m) of the Code. In fiscal 2010, the compensation for all of the Named Executive Officers was deductible by the Company. The stock options and performance-based restricted share awards made in December 2009 and December 2010 are intended to qualify as “performance-based compensation” and therefore not be subject to Section 162(m)’s limitation on deductibility.

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Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”) is composed of independent Directors, as defined under the NYSE Standards and applicable laws. The Committee was appointed by the Board and chartered to oversee the compensation of Lydall executives and Directors and to review and approve all incentive programs of the Company. The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee’s charter can be found on www.lydall.com.

Matthew T. Farrell

Marc T. Giles

William D. Gurley, Chairman

Suzanne Hammett

Executive Compensation Tables

Fiscal Year 2010 Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years 2010, 2009 and 2008.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
Dale G. Barnhart, President and Chief Executive Officer	2010	477,715	—	351,000	131,676	209,031	—	62,042	1,231,464
	2009	462,923	—	678,260	135,608	—	—	66,098	1,342,889
	2008	454,154	150,000	46,400	11,389	—	—	278,460	940,403
Erika G. Turner Vice President, Chief Financial Officer & Treasurer**	2010	276,057	—	136,500	65,838	60,500	—	37,228	576,123
	2009	46,538	—	132,810	42,894	—	—	30,359	252,601
	2008	—	—	—	—	—	—	—	—
Peter V. Ferris, Subsidiary President*	2010	244,701	—	—	—	24,351	—	30,199	299,251
	2009	240,676	—	157,760	25,272	23,999	—	38,192	485,899
	2008	240,555	—	23,200	6,833	33,390	—	23,172	327,150
Paul G. Igoe, Vice President, General Counsel & Secretary**	2010	230,885	—	93,600	43,892	44,275	—	26,926	439,578
	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
Mona G. Estey, Vice President – Human Resources**	2010	208,186	—	39,000	43,892	39,881	26,788	28,383	386,130
	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
Kevin T. Longe, Former Subsidiary President	2010	88,772	—	—	—	—	4,236	384,392	477,400
	2009	295,093	—	163,300	29,279	—	3,396	37,843	528,911
	2008	294,944	—	23,200	6,833	40,940	3,257	30,701	399,875
Joseph K. Wilsted, Former Subsidiary President	2010	252,847	—	—	—	—	—	364,868	617,715
	2009	289,021	—	163,300	29,279	—	—	65,941	547,541
	2008	154,308	—	63,750	59,743	—	—	64,586	342,387

*Mr.	Ferris was a Named Executive Officer as of December 31, 2010. His employment terminated on January 9, 2011.

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**Mr. Igoe and Ms. Estey were not Named Executive Officers in 2009 and 2008, and Ms. Turner was not a Named Executive Officer in 2008; therefore, no compensation information for these individuals is provided for these years.

(1)	Mr. Barnhart’s offer letter provided for a sign-on bonus of $225,000 with $75,000 paid in 2007 and $150,000 paid in 2008.
(2)	The amounts in Columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC. With respect to the Stock Awards indicated in column (e), if the highest level of performance criteria is achieved, the aggregate grant date fair value of the award would be as follows for each of the Named Executive Officers other than Mr. Ferris (whose employment has terminated): Mr. Barnhart – $421,200; Ms. Turner – $163,800; Mr. Igoe – $112,320; and Ms. Estey – $46,800.
(3)	The amounts in Column (g) reflect amounts payable under the Company’s Annual Incentive Performance Program, which are in the form of an annual cash bonus. Please refer to the “Annual Incentive Performance Program” of the Compensation Discussion and Analysis for additional information related to the Bonus Program.
(4)	The interest rate and mortality assumptions used to compute the change in pension shown in Column (h) are the same as used in the Company’s financial statements, except no pre-retirement decrements are reflected in these calculations.
(5)	The amounts shown in Column (i) for 2010 are comprised of the following:

Barnhart:    Car allowance and personal gas usage ($15,492), executive disability insurance premium ($8,004), executive life insurance premium ($21,032), executive life insurance tax gross-up ($14,889), Employee Stock Purchase Plan match ($100), 401(k) Plan match ($2,475), and Gift Card ($50)

Turner:    Car allowance and personal gas usage ($11,829), executive disability insurance premium ($3,287), executive life insurance premium ($7,849), executive life insurance tax gross-up ($5,114), relocation expense ($2,899), relocation tax gross-up ($252), Employee Stock Purchase Plan match ($100), 401(k) Plan match ($5,721), fitness reimbursement ($127) and Gift Card ($50)

Ferris:    Personal use of Company-leased vehicle ($7,434), relocation expense ($10,130), relocation tax gross-up ($7,626), Employee Stock Purchase Plan match ($100), and 401(k) Plan match ($4,909)

Igoe:    Car allowance and personal gas usage ($12,989), executive disability insurance premium ($2,466), executive life insurance premium ($3,936), executive life insurance tax gross-up ($2,564), Employee Stock Purchase Plan match ($100), 401(k) Plan match ($4,821), and Gift Card ($50)

Estey:    Car allowance and personal gas usage ($12,437), executive disability insurance premium ($2,263), executive life insurance premium ($5,792), executive life insurance tax gross-up ($3,044), 401(k) Plan match ($4,397), fitness reimbursement ($400) and Gift Card ($50)

Longe:    Car allowance and personal gas usage ($5,191), executive disability insurance premium ($1,784), executive life insurance premium ($1,482), executive life insurance tax gross-up ($850), Employee Stock Purchase Plan match ($100), severance costs including cash ($342,942), outplacement ($10,000), and insurance premiums ($22,043), please refer to “Other Fiscal 2010 Compensation Matters” of the “Compensation Discussion and Analysis” for more information in connection with Mr. Longe’s termination of employment

Wilsted:    Car allowance and personal gas usage ($10,759), executive disability insurance premium ($3,737), executive life insurance premium ($7,325), executive life insurance tax gross-up ($5,080), Employee Stock Purchase Plan match ($100), and 401(k) Plan match ($4,852) severance costs including cash ($295,021), outplacement ($10,000), and insurance premiums ($27,994), please refer to “Other Fiscal 2010 Compensation Matters” of the “Compensation Discussion and Analysis” for more information in connection with Mr. Wilsted’s termination of employment.

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Grants of Plan-Based Awards For 2010

The following table provides information regarding stock options, restricted shares and cash incentive awards granted during 2010 to the Named Executive Officers listed in the Summary Compensation Table. In assessing these values, it should be kept in mind that no matter what theoretical value is placed on a stock option or restricted stock award on the date of grant, its ultimate value will be dependent on the market value of the Company’s stock at a future date, and that value will depend on the efforts of such executives to foster the future success of the Company for the benefit of not only the executives, but all stockholders.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (4) (#) (j)	Exercise or Base Price of Option Awards (5) ($/ share) (k)	Grant Date Fair Value of Stock and Option Awards (6) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Dale G. Barnhart		192,496	384,993	423,492
	12/9/2010				36,000	45,000	54,000	0			351,000
	12/9/2010								30,000	$7.80	131,676

Erika G. Turner		55,000	110,000	121,000
	12/9/2010				8,000	10,000	12,000	0			78,000
	12/9/2010				6,000	7,500	9,000				58,500
	12/9/2010								15,000	$7.80	65,838

Peter V. Ferris*		24,543	98,174	107,991				0			—

Paul G. Igoe		40,250	80,500	88,550
	12/9/2010				4,000	5,000	6,000	0			39,000
	12/9/2010				5,600	7,000	8,400				54,600
	12/9/2010								10,000	$7.80	43,892

Mona G. Estey		36,542	73,084	80,392
	12/9/2010				4,000	5,000	6,000	0			39,000
	12/9/2010								10,000	$7.80	43,892

Kevin T. Longe		—	—	—				—

Joseph K. Wilsted		—	—	—				—

*Although Mr. Ferris’ employment with the Company terminated on January 9, 2011, he was a Named Executive Officer as of December 31, 2010 and is therefore included in the table above. Pursuant to the terms of the Stock Plan governing the grant of awards to Mr. Ferris, upon his termination Mr. Ferris forfeited 4,000 unvested time-based restricted stock awards, 29,000 unvested performance share awards, and 10,150 unvested incentive stock option awards. Further, any vested and unexercised incentive stock option awards expire within three months of the date of termination of his employment.

1)

The amounts shown as Estimated Future payouts Under Non-Equity Incentive Award Plans represent potential cash payouts to the named persons under the AIP for salaried employees with respect to 2010 consolidated and business unit performance metrics. Under the terms of the AIP, for corporate participants, a bonus is earned when the consolidated operating income or consolidated free cash flow target ranges are met. For business unit participants,

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bonus is earned when consolidated operating income or consolidated free cash flow target ranges or business unit operating income or business unit free cash flow target ranges are met. The amount shown in the “threshold” column represents the amount payable upon the achievement of the minimum consolidated operating income or free cash flow thresholds and respective individual business unit operating income or free cash flow thresholds. The amount shown in the “target” column represents the amount payable at one times the target bonus opportunity. Under the terms of the AIP, the maximum payout is 110% of the individual’s target bonus. See the “Fiscal Year 2010 Summary Compensation Table” above for amounts actually paid.

2)	The amounts shown in column (f) reflect the performance-based shares that will be awarded if 80% of the target is achieved, column (g) reflects the performance-based shares that will be awarded if the target performance is achieved, and column (h) reflects the performance-based shares that will be awarded if the maximum target is achieved.
3)	The amounts shown in column (i) reflect the number of shares of time-based restricted stock granted to each Named Executive Officer in 2010 under the Stock Plan.
4)	The amounts shown in column (j) reflect the number of option awards granted to each Named Executive Officer as stock option awards in 2010 under the Stock Plan.
5)	The amounts shown in column (k) represent the exercise price of the stock option award granted to each Named Executive Officer in column (j) under the Stock Plan. This amount is the price per share the Named Executive Officer will pay to purchase each option once it has become exercisable.
6)	The amounts shown in column (l) represent the fair value of the restricted stock at the closing price on the grant date, and stock option awards on the grant date, using the Black-Scholes pricing model.

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Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides a list of outstanding equity awards for each Named Executive Officer as of December 31, 2010.

	Option Awards(1)							Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options (1) (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (3)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g) (4)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($) (j)
Dale G. Barnhart								5,000	40,250
Dale G. Barnhart	22,500		7,500			11.12	10/23/2017
Dale G. Barnhart	3,000		1,000			9.70	12/02/2017
Dale G. Barnhart								2,500	20,125
Dale G. Barnhart	2,500		2,500			4.64	12/08/2018
Dale G. Barnhart								5,000	40,250
Dale G. Barnhart										30,000	241,500
Dale G. Barnhart	49		149			5.54	12/10/2019
Dale G. Barnhart	10,950	*	32,852	*		5.54	12/10/2019
Dale G. Barnhart										47,000	378,350
Dale G. Barnhart										47,000	378,350
Dale G. Barnhart	0		420			7.80	12/8/2020
Dale G. Barnhart	0		29,580	*		7.80	12/8/2020
Dale G. Barnhart										45,000	362,250

Erika G. Turner	3,000		9,000			5.51	11/3/2019
Erika G. Turner								3,750	30,188
Erika G. Turner	500		1,500			5.54	12/10/2019
Erika G. Turner										7,000	56,350
Erika G. Turner										12,000	96,600
Erika G. Turner	0		15,000			7.80	12/8/2020
Erika G. Turner										7,500	60,375
Erika G. Turner										10,000	80,500

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	Option Awards(1)						Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options (1) (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g) (4)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($) (j)
Peter V. Ferris	2,000		0		10.87	12/6/2016
Peter V. Ferris	7,500		2,500		9.70	12/2/2017
Peter V. Ferris							1,500	12,075
Peter V. Ferris	1,500		1,500		4.64	12/8/2018
Peter V. Ferris							2,500	20,125
Peter V. Ferris									10,000	80,500
Peter V. Ferris	2,050		6,150		5.54	12/10/2019
Peter V. Ferris									9,000	72,450
Peter V. Ferris									10,000	80,500

Paul G. Igoe	1,875		5,625		5.51	11/3/2019
Paul G. Igoe							3,750	30,188
Paul G. Igoe	750		2,250		5.54	12/10/2019
Paul G. Igoe									5,000	40,250
Paul G. Igoe									7,500	60,375
Paul G. Igoe	0		10,000		7.80	12/8/2020
Paul G. Igoe									5,000	40,250
Paul G. Igoe									7,000	56,350

Mona G. Estey	7,000		0		9.85	12/11/2011
Mona G. Estey	6,000		0		11.46	10/21/2013
Mona G. Estey	3,185	*	0		11.08	12/7/2014
Mona G. Estey	2,815		0		11.08	12/7/2004
Mona G. Estey	7,500		0		7.65	12/6/2015
Mona G. Estey	2,500		0		10.87	12/6/2018
Mona G. Estey	2,250		750		9.70	12/2/2017
Mona G. Estey							625	5,031
Mona G. Estey	1,500		1,500		4.64	12/8/2018
Mona G. Estey							1,500	12,075
Mona G. Estey									2,000	16,100
Mona G. Estey	1,025		3,075		5.54	12/10/2019
Mona G. Estey									4,500	36,225
Mona G. Estey									4,500	36,225
Mona G. Estey	0		10,000		7.80	12/8/2020
Mona G. Estey									5,000	40,250

Kevin T. Longe	0		0		—	—	0	0	0	0

Joseph K. Wilsted	5,000		0		12.75	1/20/2011	0	0	0	0

*Denotes a non-qualified option.

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(1)	Stock options vest at the rate of 25% per annum beginning on the first anniversary of the date of grant and expire ten years after the date of grant.
(2)	The Company has granted two types of stock awards to its Named Executive Officers (1) time-based restricted stock awards (RSA’s); and (2) performance share awards (PSA’s). In general, RSA’s granted to Named Executive Officers vest at the rate of 25% per annum beginning on the first anniversary of the date of grant. PSA’s granted to Named Executive Officers vest if, and only to the extent that, the Compensation Committee certifies achievement of the performance objectives. Except with respect to the one-year PSA’s granted in December 2009 (which vest—to the extent determined and certified by the Compensation Committee—in three equal installments on December 7 of 2011, 2012 and 2013), PSA’s vest immediately upon such certification by the Compensation Committee.
(3)	Amounts indicated in column (c) with respect to Mr. Ferris are now “0” due to his forfeiture of all unvested stock options upon the termination of his employment on January 9, 2011.
(4)	Amounts indicated in column (g) with respect to Mr. Ferris are now “0” due to his forfeiture of all unvested RSA’s and PSA’s upon the termination of his employment on January 9, 2011.
(5)	The amount shown in column (h) represents the value of the shares listed in column (g). The value was determined by multiplying the number of shares listed in column (g) by the fair market value of the Company stock on December 31, 2010.
(6)	The amount shown in column (j) represents the value of the shares listed in column (i). The value was determined by multiplying the number of shares listed in column (i) by the fair market value of the Company stock on December 31, 2010.

Option Exercises and Stock Vested For 2010

The following table shows stock option exercises and vesting of restricted stock awards by the Named Executive Officers during 2010, including the aggregate value of gains on the date of exercise and stock acquired on vesting and the value realized on vesting.

	Option Awards		Stock Awards
Named Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (1) (#) (d)	Value Realized on Vesting (2) ($) (e)
Dale G. Barnhart	—	—	10,000	76,550

Erika G. Turner	—	—	1,250	10,100

Peter V. Ferris (3)	—	—	3,250	24,570

Paul G. Igoe	—	—	1,250	10,100

Mona G. Estey	—	—	2,125	16,065

Former Executive Officers
Kevin T. Longe	12,000	12,815	—	—

Joseph K. Wilsted	—	—	1,250	9,937

(1)	The amount shown in column (d) represents the number of shares of stock received in 2010 pursuant to the vesting of restricted stock awards. All awards were granted under the Plan.
(2)	The amount shown in column (e) represents the fair value of the shares listed in column (d). The fair value was determined by multiplying the number of shares listed in column (d) by the fair market value of the Company stock on the date the shares vested.
(3)	Mr. Ferris’ employment terminated on January 9, 2011.

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Pension Benefits for 2010

The following table summarizes the actuarial present value of accumulated benefits payable to each Named Executive Officer under The Lydall Pension Plan, including the number of years of service credited to each. As stated in the Compensation Discussion and Analysis, benefits under The Lydall Pension Plan were frozen as of June 30, 2006 for non-union employees, and credited service is determined as of the last payroll period ending before June 30, 2006. Interest rate and mortality assumptions used to compute the present value of benefits are the same as used in the Company’s financial statements, except no pre-retirement decrements are reflected in these calculations. The assumed retirement age is 65, the normal retirement age as defined in The Lydall Pension Plan. Please see the Compensation Discussion and Analysis for additional information.

Named Executive Officer (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Dale G. Barnhart	—	—	—	—
Erika G. Turner	—	—	—	—
Peter V. Ferris*	—	—	—	—
Paul G. Igoe	—	—	—	—
Mona G. Estey	The Lydall Pension Plan	25.5	294,696

Former Named Executive Officer
Kevin T. Longe	The Lydall Pension Plan	1.75	42,438	—
Joseph K. Wilsted	—	—	—	—

* Mr. Ferris’ employment terminated on January 9, 2011.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into agreements with each of its Named Executive Officers, pursuant to which each such Named Executive Officer may be entitled to specified compensation and benefits upon the termination of his or her employment.

The agreements provide that, if an executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason,” and such termination of employment does not occur within 18 months of a “change in control,” (except that the agreements with Ms. Turner, Mr. Ferris and Mr. Igoe do not include a “good reason” trigger other than in the event of a change in control) the Company shall pay the executive a severance benefit equal to the sum of (i) an amount equal to the executive’s annual base salary in effect immediately preceding the date of termination, and (ii) an amount equal to the average of the executive’s annual bonuses for the three calendar years immediately preceding the date of termination (the “Severance Benefit”). The Severance Benefit generally shall be paid in equal installments spread over the twelve-month period beginning on the date of termination, unless the executive is deemed to be a “specified employee,” as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (a “Specified Employee”), in which case different payment rules apply. In the event that the executive elects to continue coverage under the Company’s health plan pursuant to COBRA, for a period of up to twelve months the Company also shall pay the same percentage of the executive’s premium for COBRA coverage for the executive and, if applicable, his or her spouse and dependent children, as the Company paid at the

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applicable time for coverage under such plan for actively employed members of senior management. In addition, for the period beginning on the date of the executive’s termination of employment and ending on the earlier of (i) the date that is 12 months after the date of such termination of employment or (ii) the date on which the executive becomes eligible for life insurance benefits from another employer, the Company will continue to provide the life insurance benefits that the Company would have provided to the executive if the executive had continued in employment with the Company for such period, but only if the executive timely pays the portion of the premium for such coverage that members of senior management of the Company generally are required to pay for such coverage, if any. Finally, the executive is entitled to receive up to twelve months of outplacement services at a cost not to exceed $10,000. The Company’s obligation to provide the foregoing severance benefits is subject to the executive’s execution and delivery, without revocation, of a valid release of all claims against the Company.

In the event that an executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason,” and such termination of employment occurs within 18 months of a “change in control” (collectively, a “Change In Control Trigger”), the Company shall pay the executive a severance benefit equal to two times the sum of (i) his/her annual rate of base salary in effect immediately preceding his/her termination of employment, and (ii) the average of his/her last three years highest annual bonuses earned under the Company’s annual bonus plan for any of the five calendar years preceding his/her termination of employment ( the “COC Severance Benefit”). The COC Severance Benefit shall be paid in a lump sum within thirty days after the date of termination, unless the executive is deemed to be a Specified Employee, in which case different payment rules apply. Mr. Ferris’ agreement, unlike the others, does not include a provision allowing him to terminate his employment for “good reason” following a change in control and, further, provides a change in control severance benefits equal to one times the sum of (i) his/her annual rate of base salary in effect immediately preceding his/her termination of employment, and (ii) the average of his/her last three years highest annual bonuses earned under the Company’s annual bonus plan for any of the five calendar years preceding his/her termination of employment. Upon the occurrence of such a Change In Control Trigger, the Company shall pay the executive a bonus for the year of termination in an amount equal to a specified portion of the executive’s target bonus opportunity for the year of termination. In general, for a period of up to 24 months, the executive is entitled to remain covered by the medical, dental, life insurance and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered the executive immediately prior to the termination of his or her employment, as if he or she had remained in the employ of the Company. The executive is entitled to receive the outplacement services described above and the vesting of all unvested stock options and restricted stock awards shall be accelerated in full. Finally, the executive is entitled to an automobile allowance for a period of up to 24 months (except Mr. Ferris’ entitlement is limited to 12 months).

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Set forth below is a summary of the payments that would have been made to the each of the Named Executive Officers had the below-specified event occurred on December 31, 2010.

BENEFITS BY TRIGGERING EVENT ON DECEMBER 31, 2010	Dale G. Barnhart	Erika G. Turner	Peter V. Ferris*	Paul G. Igoe	Mona G. Estey	Kevin T. Longe(1)	Joseph K. Wilsted (1)
Death
Bonus – Bonus for the year of death equal to a pro rata portion of the average of the three highest annual bonuses earned in the five years preceding year of death	25,000	—	—	—	22,582	—	—
COBRA for family for 12 months, less employee contribution	5,464	—	—	—	—	—	—
Executive Life Insurance proceeds	1,924,964	825,000	—	690,000	626,430	—	—
Aggregate Total in Event of Death	1,955,428	825,000	—	690,000	649,012	—	—
Disability
Base salary – 12 months, less payments made to NEO under any Company disability programs	181,241	—	—	—	31,030	—	—
Bonus – Pro rata bonus for the calendar year of termination	209,031	—	—	—	39,881	—	—
COBRA (2) for NEO and family for 12 months, less employee contribution	10,834	—	—	—	5,464	—	—
Life Insurance (2,3) coverage for 12 months less employee contribution	21,441	—	—	—	6,049	—	—
Executive Disability Insurance proceeds	180,000	86,256	—	80,628	57,780	—	—
Aggregate Total in Event of Disability	602,547	86,256	—	80,628	140,204	—	—
Cause (4) Termination or Voluntary Resignation (other than good reason self-quit)
No additional benefits	—	—	—	—	—	—	—
Aggregate Total in Event of Cause (4) Termination or Voluntary Resignation	—	—	—	—	—	—	—
Non-cause Termination or Good Reason (5) Self Quit
Severance – base salary for 12 months (6)	481,241	275,000	—	230,000	208,810	292,162	295,021
Bonus – in an amount equal to the average of the three preceding years’ annual bonuses earned, paid over 12 months (6)	25,000	—	—	—	11,905	50,780	—
COBRA (2) for NEO and family for maximum of 12 months, less employee contribution	10,834	5,464	—	13,494	5,464	12,666	13,116
Life Insurance coverage for 12 months less employee contribution (2,3)	21,441	7,897	—	3,984	6,049	9,377	14,878
Outplacement services not to exceed $10,000	10,000	10,000	—	10,000	10,000	10,000	10,000
Aggregate Total in Event of Non-Cause Termination or Good Reason Self Quit	548,516	298,361	—	257,478	242,228	374,985	333,015

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BENEFITS BY TRIGGERING EVENT ON DECEMBER 31, 2010	Dale G. Barnhart	Erika G. Turner	Peter V. Ferris*	Paul G. Igoe	Mona G. Estey	Kevin T. Longe(1)	Joseph K. Wilsted (1)
Change of Control Termination Benefit Including Good Reason Self-Quit After Change of Control (7)
Severance – Lump-sum severance benefit equal to two times annual base salary plus an average of the three highest annual bonuses earned in the five years preceding year of termination (8)	1,012,482	550,000	—	460,000	462,784	—	—
Year of Termination Bonus – equal to a pro rata portion of target bonus opportunity, payable in a lump sum (8, 9)	384,993	110,000	—	80,500	73,084	—	—
Medical, dental, life and if applicable, long term disability coverage for 24 months under the Company’s plans, for NEO and family, less employee contribution (3)	87,323	40,061	—	43,345	34,317	—	—
Stock option/award vesting acceleration (10)	1,559,933	354,388	—	249,848	161,239	—	—
Outplacement services not to exceed $10,000	10,000	10,000	—	10,000	10,000	—	—
Car allowance for 24 months; Ferris for 12 months	24,000	19,200	—	19,200	19,200	—	—
Aggregate Total in Event of Change of Control	3,078,731	1,083,649	—	862,893	760,624	—	—
*	Mr. Ferris voluntarily resigned his employment with the Company, effective as of January 9, 2011. Accordingly, no severance benefits were actually triggered for Mr. Ferris and, therefore, the above table does not include any hypothetical termination benefits payable to Mr. Ferris.

(1)	The termination benefits provided to Messrs. Longe and Wilsted as part of their termination of employment on April 14, 2010 and October 22, 2010, respectively, are described in the “Other Fiscal 2010 Compensation Matters” of the “Compensation Discussion and Analysis”. The table does not include any hypothetical termination benefits.

(2)	Both COBRA and life insurance are limited to 12 months or until the date eligible for other coverage under another employer.

(3)	If applicable insurance coverage is not available for the NEO, the Company must arrange alternate coverage at a cost not to exceed 125 percent of the Company’s group coverage cost.

(4)	Cause is defined as (i) act or acts of dishonesty or fraud resulting or intended to result directly or indirectly in substantial gain or personal enrichment to which the executive was not legally entitled at the expense of the Company or any of its subsidiaries; (ii) willful material breach by executive of his or her duties or responsibilities resulting in demonstrably material injury to the Company or any of its subsidiaries; (iii) conviction of a felony or any crime of moral turpitude; (iv) habitual neglect or insubordination where executive has been given written notice but has failed to cure (where susceptible to cure) within 30 days following such notice; or (v) material breach by NEO of his or her obligations under any non-compete agreements.

(5)	Ms. Turner and Mr. Igoe are entitled to exercise a good reason self-quit trigger only in the event of a Change of Control. Good reason is defined as: without the Executive’s written consent i) a significant reduction in the scope of the NEO’s authority, functions, duties or responsibilities; ii) any reduction in the NEO’s base salary, other than an across-the-board reduction; iii) any material breach by the Company of any provision of the Agreement without the NEO having committed any material breach of the NEO’s obligations, which breach is not cured within 30 days following written notice to the Company of such breach.

(6)	If NEO is covered by 409A, the first six months will be paid in a lump sum six months after termination date, with the remainder paid monthly.

(7)

These benefits are paid if termination occurs or if the NEO exercises good reason self-quit within 18 months of a Change of Control, defined as (i) beneficial ownership by a third party of at least 25 percent of total voting power of all classes of stock of the Company; (ii) the election to the Board of a majority of Directors who were not approved by a majority of the current Directors; (iii) a stockholder approved liquidation of the Company, or merger or consolidation of the Company; or (iv) a sale or disposition of all or substantially all of the assets of the Company. Mr. Ferris is not entitled to exercise a good reason self-quit trigger in the event of a Change of Control.

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Prior to any benefits being paid, the NEO must execute a Release. The Agreement also provides that the Company shall pay all reasonable attorneys’ fees incurred by the NEO in seeking to enforce any right under the Agreement if and to the extent that the NEO substantially prevails.

(8)	If NEO is covered by 409A, payment will be in a lump sum six months after termination date.

(9)	If there is no expected bonus opportunity in year of termination, a bonus shall be paid equal to a pro rata portion of the prior year’s awarded bonus.

(10)	Under the Stock Incentive Compensation Plans, vesting of options and restricted stock awards would be accelerated for all optionees in the event of a change of control.

2010 DIRECTOR COMPENSATION

Board compensation for Directors during fiscal year 2010 is summarized in the table below:

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kathleen Burdett	37,000	36,015	17,150	—	—	—	90,165
W. Leslie Duffy, Esq.	91,500	36,015	17,150	—	—	—	144,665
Matthew T. Farrell	32,500	36,015	17,150	—	—	—	85,665
Marc T. Giles	23,000	36,015	17,150	—	—	—	76,165
William D. Gurley	28,000	36,015	17,150	—	—	—	81,165
Suzanne Hammett	31,500	36,015	17,150	—	—	—	84,665
S. Carl Soderstrom, Jr.	35,000	36,015	17,150	—	—	—	88,165

(1)	The amounts shown in this column represent the aggregate amount of cash fees earned or paid during 2010 for services as a Director, including committee chair and membership retainers, meeting fees and, in the case of Mr. Duffy, a $75,000 cash retainer for his service as Chair of the Board of Directors.

(2)	As explained in more detail below in the section captioned “Non-Cash Retainers,” Outside Directors automatically receive Stock Awards in lieu of the annual cash retainer that otherwise would be payable. Each Stock Award is fully vested as of the date of grant and, in 2010, consisted of that number of the Company’s common shares having a value equal to $36,000, subject to adjustment for rounding. The amounts shown in this column represent the aggregate grant date fair values of such Stock Awards computed in accordance with FASB ASC Topic 718.

(3)	As explained in more detail below in the section captioned “Stock Options,” Outside Directors automatically receive a grant of nonqualified stock options on the day of the annual stockholders meeting. During 2010, each Outside Director of the Company received stock options covering 3,325 shares of Common Stock on April 28, 2010, the date of the 2010 Annual Meeting. All such stock options have an exercise price of $8.65 per share, which was the closing price of the Common Stock on the date of the 2010 Annual Meeting, as reported by the New York Stock Exchange. The amounts shown in this column represent the aggregate grant date fair values of such stock options computed in accordance with FASB ASC Topic 718. The assumptions made in valuing the stock options reported in this column are discussed in Note 12 to the consolidated financial statements filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Outside Directors had the following number of stock options outstanding (including vested and exercisable and unvested) at December 31, 2010: Ms. Burdett – 31,041; Mr. Duffy – 32,379; Mr. Farrell – 31,041; Mr. Giles – 18,682; Mr. Gurley – 24,391; Ms. Hammett – 32,379; and Mr. Soderstrom – 31,041.

Meeting Fees and Cash Retainers

During 2010, all non-employee Directors (“Outside Directors”) were paid $1,500 for each meeting of the Board attended, as well as $1,500 for any standing committee meetings attended by members of the committee. Telephonic participation fees are $1,000 per meeting.

The Chair of the Board received an annual cash retainer of $75,000 for his service as Chair. The chairs of the Audit Review Committee, the Compensation Committee and the Corporate

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Governance Committee received annual cash retainers in the respective amounts of $6,000; $5,000 and $5,000. Additionally, each member of the Audit Review Committee, including the Chair, received a cash retainer of $6,000.

Stock Options

Under the Amended and Restated 2003 Stock Incentive Compensation Plan (the “Stock Plan”), each Director who was elected to the Board after October 24, 2002, and who qualifies as an Outside Director, is automatically granted, upon his or her first election as a Director, nonqualified stock options covering the lesser of (i) 9,000 shares of Common Stock or (ii) a number of shares of Common Stock having an aggregate fair market value (as defined under the Stock Plan) on the date of grant equal to $100,000 (“Initial Option Grants”). No current Outside Director of the Company was first elected to the Board in 2010 and, accordingly, no Initial Option Grants were awarded in 2010. In addition to the Initial Option Grants, effective as of the close of business on the day on which the Annual Meeting is held, each person then serving as an Outside Director of the Company automatically receives a nonqualified stock option covering the lesser of (i) 3,000 shares of Common Stock or (ii) a number of shares of Common Stock having an aggregate fair market value on the date of grant equal to $33,333. Also under the Stock Plan, and as explained in more detail below in the section headed “Director Deferred Compensation and Retirement Benefits,” on the date of the Annual Meeting each person then serving as an Outside Director automatically receives a nonqualified stock option to purchase 325 shares of Common Stock in lieu of cash-based retirement benefits. Pursuant to the terms of the Stock Plan, each of the current Outside Directors of the Company (which includes all current Directors except Mr. Barnhart) received an automatic grant of nonqualified stock options covering 3,000 shares of Common Stock and an automatic grant of nonqualified stock options covering 325 shares of Common Stock on April 28, 2010, the date of the last Annual Meeting, at an exercise price of $8.65 per share.

Non-Cash Retainers

Under the Stock Plan, in lieu of the payment of retainers in cash to the Outside Directors, on June 30 and December 31 of each year during the term of the Stock Plan, each Outside Director automatically receives a Stock Award (as that term is defined in the Stock Plan) consisting of that number of whole shares of Common Stock of the Company obtained by dividing 50% of the Annual Cash Retainer Amount (as that term is defined in the Stock Plan) then in effect by the fair market value of a share of Common Stock as of the date of grant, in each case rounded upward to the nearest number of whole shares. In 2010, pursuant to resolutions duly adopted by the Compensation Committee on December 3, 2007, the annual cash retainer for each Outside Director, other than the Chair of the Board, was $36,000; accordingly, under the terms of the Stock Plan, each Outside Director, other than the Chair of the Board, received $18,000 worth of Common Stock of the Company on June 30, 2010, which was equivalent to 2,357 shares, and $18,000 of Common Stock of the Company on December 31, 2010, which was equivalent to 2,237 shares.

Recent Change in Outside Director Compensation

On February 24, 2011, the Board approved the following changes in the form and amount of compensation that is payable to the Outside Directors, effective as of January 1, 2011:

•	The automatic annual grants to Outside Directors of non-qualified stock options covering 325 and 3,000 shares of Common Stock were suspended;

•

The automatic one-time grant to newly elected Outside Directors of non-qualified stock options covering the lesser of 9,000 shares of Common Stock or a number of shares of Common Stock having an aggregate Fair Market Value on the date of grant equal to

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$100,000, was replaced with an automatic one-time grant of 6,000 restricted shares of Common Stock, vesting in three annual installments commencing one year after the date of grant;

•	A $25,000 annual cash fee payable to Outside Directors in arrears in two equal installments on each of June 30 and December 31 was approved; and

•	The annual retainer paid to the Chairperson of the Audit Review Committee was increased from $6,000 to $7,500, payable in arrears in two equal installments on each of June 30 and December 31.

Except as described above, the other existing elements of Director compensation remain unchanged.

Prior to recommending the foregoing changes in Outside Director compensation to the full Board of Directors, the Compensation Committee conducted a review of director compensation and consulted with the Committee’s independent compensation consultant.

Director Deferred Compensation and Retirement Benefits

On March 6, 1991, the Company adopted a Deferred Compensation Plan (the “Deferred Compensation Plan”) under which all persons serving as Directors on or after January 1, 1991, were entitled to participate (except that employees of the Company serving as Directors were not entitled to participate other than the Company’s President and Chief Executive Officer). Under the Deferred Compensation Plan, eligible Directors were entitled to receive “Past Service Benefits” equal to $3,000 times the number of years a participant served as a Director prior to January 1, 1991, and “Future Service Benefits” equal to $6,000 times the number of years a participant serves as a Director after December 31, 1990. The Deferred Compensation Plan provides that for purposes of calculating the amount of the Past Service Benefits and Future Service Benefits, participants are credited with a full year of service for each calendar year or part thereof of service rendered. A participant accrues 100% of his or her Past Service Benefits upon reaching age 62 or older while serving as a Director of the Company. A participant is fully vested in accrued Past Service Benefits upon completing five years of service as a Director of the Company. Accrued and vested benefits under the Deferred Compensation plan are paid in a cash lump sum as soon as practicable after the later of the date the participant ceases to serve as a Director of the Company or the date the participant attains age 62. The Deferred Compensation Plan is unfunded. On December 4, 1996, the Deferred Compensation plan was amended (the “1996 Amendment”) such that Future Service Benefits were defined as equal to $6,000 times the number of years a participant serves as a Director of the Company after December 31, 1990, and prior to January 1, 1997. The 1996 Amendment also provided that no Past Service Benefits or Future Service Benefits would accrue on or after January 1, 1998.

No payments were made to any current or former Director of the Company in 2010 under the Deferred Compensation Plan. Pursuant to the 1996 Amendment, no additional benefits under the Deferred Compensation Plan accrued with respect to any Director in 2010. The only Director of the Company, past or current, who is entitled to any accrued benefits under the Deferred Compensation Plan, is W. Leslie Duffy. Since Mr. Duffy continues to serve as a Director of the Company, he is not currently entitled to any payment of his accrued benefits under the Deferred Compensation Plan. The value of Mr. Duffy’s accrued benefits under the Deferred Compensation Plan is $30,000.

Under the Stock Plan, in lieu of the payment of retirement benefits in cash to the Outside Directors, on the date of the Annual Meeting for each year during the term of the Stock Plan, each person then serving as an Outside Director of the Company automatically receives a nonqualified stock option to purchase 325 shares of Common Stock of the Company at an exercise price equal to the fair

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market value of a share of Common Stock as of the date of grant (the “Director Retirement Stock Option”). The Director Retirement Stock Option is exercisable in three equal annual installments commencing as of the first anniversary of the date of grant and, unless the recipient ceases to serve as a Director of the Company, expires ten years from the date of grant. Accordingly, under the terms of the Stock Plan, each Outside Director was granted a Director Retirement Stock Option to purchase 325 shares of the Company’s Common Stock on April 28, 2010, at an exercise price of $8.65 per share.

Inside Director

Mr. Barnhart, as the only Employee Director, does not receive any compensation for his Board activities. His compensation as an executive is disclosed in the Summary Compensation Table.

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SECURITIES OWNERSHIP OF DIRECTORS, CERTAIN

OFFICERS AND 5% BENEFICIAL OWNERS

The following table lists, to the Company’s knowledge, the ownership of Common Stock and the nature of such ownership for: (a) each Director or nominee for Director, (b) each officer named in the Summary Compensation Table who is not reported under (a), (c) all current executive officers and Directors of Lydall as a group, and (d) each person who beneficially owns in excess of 5% of the outstanding shares of Common Stock. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed and the address for each person is c/o Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151. Except as otherwise indicated, all information is given as of March 1, 2011.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
(a)
Dale G. Barnhart	251,388(1)	1.47%
Kathleen Burdett	55,926(2)	*
W. Leslie Duffy, Esq., Chairman	74,370(3)	*
Matthew T. Farrell	68,804(4)	*
Marc T. Giles	31,589(5)	*
William D. Gurley	53,369(6)	*
Suzanne Hammett	60,409(7)	*
S. Carl Soderstrom, Jr.	45,377(8)	*
(b)
Erika G. Turner	46,109(9)	*
Peter V. Ferris**	17,852(10)	*
Paul G. Igoe	32,873(11)	*
Mona G. Estey	64,322(12)	*
Kevin T. Longe	0	*
Joseph K. Wilsted	2,461	*

(c)
Current Directors and Executive Officers as a Group (14 persons) (excluding Mr. Longe and Mr. Wilsted)	839,625	4.89%
(d)
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,656,720(13)	9.70%***
Dimension Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	1,431,672(14)	8.38%***
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,279,473(15)	7.49%***
Van Den Berg Management 805 Las Cimas Parkway Suite 430 Austin, TX 78746	1,192,688(16)	6.98%***
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,144,146(17)	6.70%***

* Indicates that the Director/Officer beneficially owns less than 1% of the outstanding shares of Common Stock.

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** Mr. Ferris’ employment terminated on January 9, 2011.

*** Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock                   held as of December 31, 2010.

(1)	Includes 38,999 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011; 12,500 time-based Restricted Stock Award (“RSA”) shares granted under the Stock Plan that carry full voting rights; and 178,400 Performance Share Award (“PSA”) shares granted under the Stock Plan that carry full voting rights.
(2)	Includes 26,233 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011.
(3)	Includes 27,571 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011.
(4)	Includes 26,233 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011.
(5)	Includes 11,679 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011.
(6)	Includes 19,583 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011.
(7)	Includes 27,571 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011.
(8)	Includes 26,233 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011.
(9)	Includes 3,500 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011; 3,750 RSA shares granted under the Stock Plan that carry full voting rights; and 37,900 PSA shares granted under the Stock Plan that carry full voting rights.
(10)	Includes 9,500 shares of common stock issuable pursuant to presently exercisable stock options.
(11)	Includes 2,625 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011; 3,750 RSA shares granted under the Stock Plan that carry full voting rights; and 25,500 PSA shares granted under the Stock Plan that carry full voting rights.
(12)	Includes 33,775 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of March 1, 2011; 2,125 RSA shares granted under the Stock Plan that carry full voting rights; and 16,900 PSA shares granted under the Stock Plan that carry full voting rights.
(13)	As of December 31, 2010, based on information reported in Schedule 13G filed with the SEC on February 10, 2011 jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. As set forth in the Schedule 13G, T. Rowe Price Associates, Inc. had, as of December 31, 2010, sole voting power with respect to 6,720 shares, sole dispositive power with respect to 1,656,720 shares, and does not share voting or dispositive power with respect to any of the shares held. As set forth in the Schedule 13G, T. Rowe Price Small-Cap Value Fund, Inc. had, as of December 31, 2010, sole voting power with respect to 1,650,000 shares and did not have shared voting power, sole dispositive power or shared dispositive power over any shares held.
(14)	As of December 31, 2010, based on information reported in Schedule 13G filed with the SEC on February 11, 2011. As set forth in the Schedule 13G, Dimensional Fund Advisors LP had, as of December 31, 2010, sole voting power with respect to 1,405,366 shares, sole dispositive power with respect to 1,431,672 shares and did not have shared voting or dispositive power with respect to any shares held.
(15)	As of December 31, 2010, based on information reported in Schedule 13G filed with the SEC on January 14, 2011. As set forth in the Schedule 13G, Royce & Associates, LLC has sole voting and sole dispositive power with respect to all of the shares held.
(16)	As of December 31, 2010, based on information reported in Schedule 13G filed with the SEC on January 14, 2011. As set forth in the Schedule 13G, Van Den Berg Management had, as of December 31, 2010, sole voting power with respect to 11,770 shares, shared voting power with respect to 1,180,918 of the shares, sole dispositive power with respect to 11,770, and shared dispositive power with respect to 1,180,918 shares.
(17)	As of December 31, 2010, based on information reported in Schedule 13G filed with the SEC on February 7, 2011. As set forth in the Schedule 13G, BlackRock, Inc. has sole voting and sole dispositive power with respect to all of the shares held.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, persons who own more than 10% of a registered class of the Company’s equity securities, and certain entities associated with the foregoing (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 (“Beneficial Ownership Reports”) with the SEC and furnish copies of such reports to the Company. Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2010.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The Company’s Bylaws set forth the procedures a stockholder must follow to nominate a person for election to the Board or to bring other business before a stockholder meeting. In accordance with the Bylaws, a stockholder may nominate a person for election to the Board or propose other business to be considered by the stockholders at an Annual Meeting only if the stockholder is entitled to vote at the meeting and has complied with the notice procedures set forth in the Bylaws and was a stockholder of record at the time such notice was delivered to the Secretary of the Company. Except with respect to the section captioned “Stockholder Proposals for 2012 Annual Meeting,” each of the procedures and requirements set forth below is mandated by the Company’s Bylaws.

Timeliness of Notice

For nominations or other business to be properly brought before an Annual Meeting, a stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the date the Annual Meeting is called for is a date that is not within thirty days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or public announcement of the date of the Annual Meeting was made, whichever first occurs.

Content of Notice for Stockholder Nominations

The stockholder’s notice of nomination must provide the information stipulated in the Company’s Bylaws, which includes, among other things, the following information with respect to each person whom the stockholder proposes to nominate for election or reelection as a Director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The stockholder’s notice also must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder and of such beneficial owner, as they appear on the Company’s books; (ii) the

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class and number of shares of the capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, as to the stockholder giving the notice; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the person named in its notice; (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (B) otherwise solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a Director if elected. The Company may require any proposed nominee to furnish such other information as it may be reasonably required to determine the eligibility of such proposed nominee to serve as a Director of the Company.

Content of Notice for Other Stockholder Proposals

If a stockholder wishes to bring matters other than proposals for Director nominations before an Annual Meeting, the stockholder’s notice must set forth for each item of business that the stockholder proposes for consideration (i) a description of the business desired to be brought before the stockholder meeting; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment); (iii) the reasons for conducting such business at the stockholder meeting; (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (v) any other information relating to the stockholder, the beneficial owner, or proposed business that would be required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies relating to the proposed item of business pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The stockholder’s notice also shall set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made certain additional information similar in nature and scope to the additional information required of a stockholder making a nomination for Director. The Company may require the stockholder to furnish such other information as it may be reasonably required to determine whether each proposed item of business is a proper matter for stockholder action.

Consequences of Failure to Comply

Any stockholder proposal or nomination which does not comply with the procedures set forth in the Bylaws (or other applicable law) will be disregarded, and the stockholder will not be permitted to nominate his or her candidate for election to the Board or bring any other business before the stockholder meeting.

Stockholders May Request Copies of Applicable Bylaws

A copy of the Bylaw provisions discussed above was filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K dated March 12, 2004 and may be obtained by writing to the Company at Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: Vice President, General Counsel and Corporate Secretary.

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Stockholder Proposals for 2012 Annual Meeting

Consistent with SEC regulations, proposals of stockholders of the Company that are intended to be presented at the Annual Meeting to be held in 2012, and which stockholders desire to have included in the Company’s proxy materials relating to such meeting, must be received by the Company no later than November 19, 2011, which is 120 calendar days prior to the first anniversary of the mailing date for this year’s Proxy Statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement for that meeting.

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions as described in “Options for Voting”. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

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LYDALL, INC. POST OFFICE BOX 151 MANCHESTER, CT 06045-0151

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

01 Dale G. Barnhart 02 Kathleen Burdett 03 W. Leslie Duffy, Esq. 04 Matthew T. Farrell 05 Marc T. Giles

06 William D. Gurley 07 Suzanne Hammett 08 S. Carl Soderstrom, Jr.

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

2 To approve, by non-binding vote, executive compensation.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

3 To recommend, by non-binding vote, the frequency of executive compensation votes.

1 year 2 years 3 years Abstain

The Board of Directors recommends you vote FOR the following proposal:

4 Ratifying the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2011.

NOTE: Transacting any other business that may properly come before the meeting.

For Against Abstain

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000089108_1 R1.0.0.11699

ANNUAL MEETING OF STOCKHOLDERS OF

LYDALL, INC.

April 29, 2011

Please sign, date and mail

Your proxy card in the

Envelope provided as soon

As possible

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

LYDALL, INC.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kathleen Burdett, W. Leslie Duffy, and Dale G. Barnhart, or any one of them, with full power of substitution, as attorneys and proxies, to vote all shares of stock of Lydall, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Hartford, Nathan Hale Room, 315 Trumbull St., Hartford, Connecticut on April 29, 2011, at 9:00 A.M. Eastern Time and at any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and instructs its attorneys and proxies to vote as set forth on this Proxy, and in their discretion, on any other matters properly coming before the meeting.

The shares represented by this Proxy will be voted as specified. If no choice is specified, the proxy will be voted “FOR” the nominees for the Board of Directors named in the proxy, “FOR” the advisory vote on executive compensation, for “1 YEAR” frequency of future advisory votes on executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE THESE SHARES VOTED.

Continued and to be signed on reverse side

0000089108_2 R1.0.0.11699